                                                                     EXHIBIT 2.1



               ________________________________________________



                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                                 MEDAREX, INC.,

                           MEDAREX ACQUISITION CORP.

                                      AND

                          GENPHARM INTERNATIONAL, INC.



                               Dated: May 5, 1997

               ________________________________________________

                               TABLE OF CONTENTS

                                                                        Page Number
                                                                        -----------

AGREEMENT AND PLAN OF REORGANIZATION...........................................   1

ARTICLE I THE MERGER...........................................................   2
     SECTION 1.1  The Merger...................................................   2
     SECTION 1.2  Closing......................................................   2
     SECTION 1.3  Effective Time of the Merger.................................   2
     SECTION 1.4  Effects of the Merger........................................   2
     SECTION 1.5  Articles of Incorporation; By-Laws...........................   3
     SECTION 1.6  Directors and Officers.......................................   3

ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
          CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES...................   3
     SECTION 2.1  Effect on Capital Stock......................................   3
     SECTION 2.2  Exchange of Certificates.....................................  10
     SECTION 2.3  Assumption of Options........................................  11
     SECTION 2.4  Assumption of Warrant........................................  12

ARTICLE III REPRESENTATIONS AND WARRANTIES.....................................  12
     SECTION 3.1  Representations and Warranties of the Company................  12
     SECTION 3.2  Representations and Warranties of Parent and Merger Sub......  26

ARTICLE IV CONDUCT OF BUSINESS PENDING THE MERGER; OTHER
        COVENANTS..............................................................  31
     SECTION 4.1  Conduct of Business of the Company Pending the Merger........  31
     SECTION 4.2  Conduct of Business of Merger Sub............................  35
     SECTION 4.3  Shareholders' Consent/Meeting................................  35
     SECTION 4.4  Access to Information; Confidentiality.......................  35
     SECTION 4.5  Affiliates...................................................  36
     SECTION 4.6  No Solicitation..............................................  36
     SECTION 4.7  Employee Benefits Matters....................................  37
     SECTION 4.8  Directors' and Officers' Indemnification and Insurance.......  38
     SECTION 4.9  Further Action; Reasonable Best Efforts......................  38
     SECTION 4.10 Notification of Certain Matters..............................  39
     SECTION 4.11 Public Announcements.........................................  39
     SECTION 4.12 Tax Free Reorganization Treatment............................  39
     SECTION 4.13 Rule 144 Information.........................................  39
     SECTION 4.14 Preparation of Form S-4 and the Consent Solicitation
        Statement/Prospectus...................................................  39
     SECTION 4.15 Contingent Payments..........................................  40
     SECTION 4.16 Parent Shareholders' Meeting; Payment of Additional Shares...  41

     SECTION 4.17 FIRPTA Matters...............................................  41
     SECTION 4.18 Expenses.....................................................  41
     SECTION 4.19 NMS Listing..................................................  41
     SECTION 4.20 Blue Sky Laws................................................  41
     SECTION 4.21 Employee Stock Bonus.........................................  41
     SECTION 4.22 Shareholder Agreements.......................................  42

ARTICLE V CONDITIONS OF MERGER.................................................  42
     SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger..  42
     SECTION 5.2  Conditions to Obligations of Parent and Merger Sub...........  43
     SECTION 5.3  Conditions to Obligations of the Company.....................  46

ARTICLE VI TERMINATION, AMENDMENT AND WAIVER...................................  48
     SECTION 6.1  Termination..................................................  48
     SECTION 6.2  Effect of Termination........................................  50
     SECTION 6.3  Breakup Fee..................................................  50
     SECTION 6.4  Amendment....................................................  52
     SECTION 6.5  Waiver.......................................................  52

ARTICLE VII REGISTRATION OF SECURITIES; LIMITATION ON
          SALE OF PARENT COMMON SHARES.........................................  52
     SECTION 7.1  Registration of Shares.......................................  52
     SECTION 7.2  Restrictions on Transfer of Parent Common Shares.............  52

ARTICLE VIII GENERAL PROVISIONS................................................  55
     SECTION 8.1  Non-Survival of Representations, Warranties and Agreements...  55
     SECTION 8.2  Notices......................................................  55
     SECTION 8.3  Certain Definitions..........................................  56
     SECTION 8.4  Severability.................................................  57
     SECTION 8.5  Entire Agreement; Assignment.................................  58
     SECTION 8.6  Parties in Interest..........................................  58
     SECTION 8.7  Governing Law................................................  58
     SECTION 8.8  Consent to Jurisdiction......................................  58
     SECTION 8.9  Headings.....................................................  59
     SECTION 8.10 Counterparts.................................................  59

EXHIBITS

     4.6  Affiliates Letter

SCHEDULES

     A    Disclosure Schedule

Term                                                              Page Number
----                                                              -----------

     "Additional Shares"                                                5
     "Additional Stock Resolution"                                     41
     "Adjusted Placement Amount"                                        7
     "Agreement"                                                        1
     "Audited Balance Sheet"                                           16
     "Balance Sheets"                                                  16
     "Board Designee"                                                  40
     "Business Combination"                                            51
     "Certificates"                                                    10
     "CGCL"                                                             2
     "Closing"                                                          2
     "Closing Date"                                                     2
     "Code"                                                             1
     "Common Exchange Ratio"                                            6
     "Common Stock Payment Amount"                                      6
     "Company"                                                          1
     "Company Articles of Incorporation"                                3
     "Company By-Laws"                                                  3
     "Company Common Stock"                                             1
     "Company Employees"                                               42
     "Company Options"                                                 11
     "Company Plans"                                                   20
     "Company Preferred Stock"                                          1
     "Company Securities"                                              14
     "Confidentiality Agreement"                                       36
     "Consents"                                                        43
     "Consent Solicitation Statement/Prospectus"                       15
     "Contingent Payments"                                              6
     "Contingent Payment Adjustment"                                    8
     "Constituent Corporations"                                         2
     "Conversion Rates"                                                 4
     "Convertible Note"                                                 7
     "Designated Shareholders"                                         42
     "Disclosure Schedule"                                             12
     "Dissenters' Shares"                                              10
     "Effective Time"                                                   2
     "Employee Share Amount"                                           42
     "Employee Shares"                                                 41
     "Environmental Laws"                                              23
     "ERISA"                                                           19
     "Exchange Act"                                                    29
     "Exchange Agent"                                                  10

     "Fair Market Value"                                                8
     "FDA"                                                             15
     "Final Payment Date"                                               6
     "Financial Statements"                                            16
     "Form S-4"                                                        15
     "Fractional Share Payment"                                         9
     "Fully Diluted Shares"                                             6
     "GAAP"                                                            16
     "Governmental Entity"                                             15
     "Hazardous Substance"                                             23
     "Indemnified Parties"                                             38
     "Initial Payment Shares"                                           4
     "Initial Placement"                                                4
     "Initial Placement Amount"                                         5
     "Initial Placement Ceiling"                                        7
     "Initial Placement Ceiling Adjustment"                             7
     "Initial Placement Date"                                           5
     "Initial Placement Floor"                                          7
     "Initial Placement Floor Adjustment"                               7
     "Initial Placement Participants"                                  53
     "Initial Shares"                                                   4
     "Intellectual Property"                                           22
     "Letter of Transmittal"                                           10
     "Lock-Up Period"                                                  52
     "Material Adverse Effect" (For the Company)                       12
     "Material Adverse Effect" (For Parent and Merger Sub)             27
     "Merger"                                                           1
     "Merger Agreement"                                                 2
     "Merger Consideration"                                             3
     "Merger Sub"                                                       1
     "NASD"                                                            28
     "Parent"                                                           1
     "Parent Common Shares"                                             1
     "Parent Intellectual Property"                                    31
     "Parent Preferred Shares"                                         27
     "Parent SEC Reports"                                              29
     "Per Share Placement Amount"                                       5
     "Placement Agent"                                                  4
     "Placement Agent Fee Amount"                                      53
     "Placement Date Shares"                                            4
     "Placement Notice"                                                53
     "Plans"                                                           11
     "Preference Amount"                                                4
     "Pricing Committee"                                               54

     "Required Amendments"                                             43
     "Requisite Regulatory Approvals"                                  43
     "Returns"                                                         21
     "Representatives"                                                 36
     "Sale"                                                            52
     "SEC"                                                             11
     "Second Payment Amount"                                            5
     "Second Payment Date"                                              5
     "Securities Act"                                                  15
     "Series C Preferred Exchange Ratio"                               12
     "Shareholder's Meeting"                                           35
     "Specified Contracts"                                             23
     "Surviving Corporation"                                            2
     "Takeover Proposal"                                               49
     "Tax"                                                             22
     "Tax Liability"                                                    8
     "Transaction Proposal"                                            37
     "Unaudited Balance Sheet"                                         16
     "Voting Stock"                                                    52

                      AGREEMENT AND PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION, dated May 5, 1997 (the "Agreement"), among Medarex, Inc., a New Jersey corporation (the "Parent"), Medarex Acquisition Corp., a California corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and GenPharm International, Inc., a California corporation (the "Company").

     WHEREAS, the Board of Directors of the Company, Parent and Merger Sub have approved, and deem it advisable and in the best interests of their respective stockholders to consummate the business combination transaction provided for herein pursuant to which the Merger Sub will merge with and into the Company with the Company being the surviving corporation in the Merger (the "Merger"), thereby becoming a direct wholly-owned subsidiary of Parent.

     WHEREAS, Parent, Merger Sub and the Company desire that, upon the terms and conditions set forth herein, the issued and outstanding shares of Company common stock, without par value (the "Company Common Stock"), and Company preferred stock, without par value (the "Company Preferred Stock"), be converted upon the Merger into shares of voting common stock, par value $.01 per share, of the Parent ("Parent Common Shares"), and/or the right to receive certain additional shares of Parent Common Shares and that each outstanding option to purchase shares of Company Common Stock shall be assumed by Parent as hereinafter provided.

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

          SECTION 1.1  The Merger.  Upon the terms and subject to the conditions
                       ----------
set forth in this Agreement, and in accordance with the California General Corporation Law (the "CGCL"), at the Effective Time (as defined in Section 1.3 below), the Merger Sub shall be merged with and into the Company (Merger Sub and the Company sometimes being hereinafter referred to as the "Constituent Corporations"). Upon the Effective Time, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the name GenPharm International, Inc.

          SECTION 1.2  Closing.  Unless this Agreement shall have been
                       -------
terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in Article V, other than those conditions which by their terms are to be satisfied at the Closing (the "Closing Date"), at the offices of Satterlee Stephens Burke & Burke LLP, 230 Park Avenue, New York, New York 10169, unless another date, time or place is agreed to in writing by the parties.

          SECTION 1.3  Effective Time of the Merger.  As soon as practicable
                       ----------------------------
after the satisfaction of or waiver of the conditions set forth in Article V, the parties hereto shall cause the Merger to be consummated by preparing, executing and filing an agreement of merger in conformity with Section 1101 of the CGCL (the "Merger Agreement") with the Secretary of State of the State of California, in such form as required by, and executed in accordance with the relevant provisions of, the CGCL (the date and time of the filing of the Merger Agreement with the Secretary of State of the State of California (or such later time as is specified in the Merger Agreement) being the "Effective Time").

          SECTION 1.4  Effects of the Merger.  Upon the effectiveness of the
                       ---------------------
Merger, the Surviving Corporation shall possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, of each of the Constituent Corporations; and shall be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, for stock subscriptions as well as all other things in action or belonging to each of such Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporation. The title to any real estate vested by deed or otherwise in either Constituent Corporation shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          SECTION 1.5  Articles of Incorporation; By-Laws.  (a)  At the
                       ----------------------------------
Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Articles of Incorporation"), as amended by the Merger Agreement.

          (b) At the Effective Time, the By-Laws of the Surviving Corporation shall be the By-Laws of the Company, as in effect immediately prior to the Effective Time (the "Company By-Laws"), until thereafter amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

          SECTION 1.6  Directors and Officers.  The directors of Merger Sub
                       ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

          SECTION 2.1  Effect on Capital Stock.  At the Effective Time, by
                       -----------------------
virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

          (a)  Common Stock of Merger Sub.  Each share of common stock, par
               --------------------------
value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one thousand shares of common stock of the Surviving Corporation owned by Parent, which shall be all of the issued and outstanding capital stock of the Surviving Corporation as of the Effective Time;

          (b) Conversion of Shares.  Except as otherwise provided herein, as
              --------------------
payment of the Merger Consideration (as defined below) at the Effective Time each issued and outstanding share of Company Common Stock and Company Preferred Stock, except Dissenters' Shares (as defined herein), shall, by virtue of the Merger, be converted into the right to receive Parent Common Shares to be determined as set forth below. For the purposes of this Agreement, "Merger Consideration" shall mean $62,725,000, subject to adjustment as provided in subsection 2.1(b)(iv) below.


          (i) Company Preferred Stock.  (A) The outstanding shares of Company
              -----------------------
Preferred Stock are entitled, upon the effectiveness of the Merger, to receive a portion of the

Merger Consideration with an aggregate value of $40,376,196 (the "Preference Amount"), (payable as determined below) before any payment in respect of the Merger Consideration is to be made to holders of Company Common Stock. The balance of any Merger Consideration in excess of the Preference Amount is to be shared by the holders of Company Common Stock and each series of Company Preferred Stock on a share-for-share basis after the deemed conversion of the Company Preferred Stock into Company Common Stock at the respective conversion rates ("Conversion Rates") set forth in the table below:

                  PREFERENCE AMOUNT
            ------------------------------
            $ PER    NO. OF                   SHARING     CONV.  AS CONV.
  SERIES    SHARE    SHARES     AGGREGATE   PERCENTAGES   RATE     SHS.
----------  ------  ---------  -----------  ------------  -----  ---------
Series A      .375    800,000  $   300,000         .743%    0.5    400,000
Series B      .375    800,000      300,000         .743%    0.5    400,000
Series C      1.50  4,055,200    6,082,800       15.065%    0.5  2,027,600
Series D      1.75  2,342,858    4,100,002       10.154%    0.5  1,171,429
Series E      3.50  4,675,700   16,362,500       40.525%    0.5  2,337,850
Series F      9.00    111,112    1,000,008        2.477%  1.040    115,556
Series G     10.00    230,000    2,300,000        5.696%  1.055    242,650
Series H      7.00  1,143,697    8,005,879       19.828%    1.0  1,143,697
Series I      7.00    275,001    1,925,007        4.769%    1.0    275,001
                               -----------       ------          ---------
TOTALS                         $40,376,196          100%         8,113,783
                               ===========       ======          =========

          (B) Initial Payment. At the Closing Date, Parent will issue 2,000,000 shares of Parent Common Shares (the "Initial Payment Shares") to the holders of the Company Preferred Stock. On the Initial Placement Date (as defined below), Parent will issue a number of additional shares of Parent Common Shares (the "Placement Date Shares") to the holders of Company Preferred Stock equal to the lesser of (x) 1,250,000, or (y) the excess of
     (1) the quotient obtained by dividing the Preference Amount (or, if lower in amount, the Merger Consideration, as adjusted) by the Per Share Placement Amount (as defined below) over (2) 2,000,000. The Initial Payment Shares and the Placement Date Shares are together referred to in this Agreement as the "Initial Shares." The holders of the Initial Shares shall be entitled to participate in a placement of such Initial Shares (the "Initial Placement") managed by a placement agent (the "Placement Agent") chosen by Parent all in accordance with the terms and conditions set forth in Section 7.2 hereof. The date of the Closing of the Initial Placement (the "Initial Placement Date") shall occur on or before December 31, 1997. In the event the Initial Placement does not occur prior to December 31, 1997, the Initial Placement Date shall be deemed to be December 31, 1997.

          The "Per Share Placement Amount" means the quotient obtained by dividing (x) the gross proceeds derived from the sale of the Initial Shares in the Initial Placement by (y) the number of Initial Shares sold in the Initial Placement; provided that if the Initial Placement does not occur, the Per Share Placement Amount shall be the Fair Market Value of the Parent Common Shares on December 31, 1997. The "Initial Placement Amount" means the product obtained by multiplying the Per Share Placement Amount by the total number of Initial Shares, whether or not all are offered in the Initial Placement.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive as of the Effective Time shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Initial Payment Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 2.1(b)(i)(A) above.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Initial Placement Date shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the total number of Placement Date Shares by (y) the applicable Sharing Percentage for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in subsection 2.1(b)(i)(A) above.

          (C) Second Payment. For the purposes of this Agreement, "Additional Shares" shall mean any and all Parent Common Shares issued as payment of the Merger Consideration that are not Initial Shares. In addition to the Initial Shares to be distributed to the holders of Company Preferred Stock pursuant to subsection 2.1(b)(i)(B) above, on December 31, 1998 (the "Second Payment Date"), the holders of Company Preferred Stock shall be entitled to receive Additional Shares having an aggregate Fair Market Value as of the Second Payment Date equal to the Merger Consideration, as adjusted, less the Initial Placement Amount (the "Second Payment Amount"), up to but not exceeding the Preference Amount.

          The fractional share of Parent Common Shares which the holder of each outstanding share of each series of Company Preferred Stock shall be entitled to receive on the Second Payment Date (in addition to any fractional share of Parent Common Shares issuable with respect thereto pursuant to subsection 2.1(b)(ii) below) shall be equal to the quotient obtained by dividing (1) the product obtained by multiplying (x) the aggregate number of shares of Parent Common Shares to be issued on the Second Payment Date by (y) the applicable Sharing Percentage set forth in the table in subsection 2.1 (b)(i)(A) above for such series of Company Preferred Stock, by (2) the total number of shares of such series of Company Preferred Stock outstanding immediately prior to the Effective Time as set forth in the table in subsection 2.1(b)(i)(A) above.

          (ii) Common Stock.  Once the Initial Placement Amount, plus any
               ------------
Additional Shares, having an aggregate value as determined above equal to the full Preference Amount has been distributed to the holders of the Company Preferred Stock, each series of Company Preferred Stock shall, for purposes of determining Additional Shares to be issued in respect thereof pursuant to this Agreement, be deemed to be converted into shares of Company Common Stock on the basis of the Conversion Rates set forth above in subsection 2.1(b)(i)(A), and thereafter each share of Company Common Stock, including shares of Company Common Stock into which each share of Company Preferred Stock is deemed to have been converted as herein provided, shall share in the Merger Consideration, as adjusted, to be distributed, if any, in excess of the Preference Amount (the "Common Stock Payment Amount"). The fractional share of Parent Common Shares which the holders of each share of Company Common Stock shall be entitled to receive pursuant to this subsection 2.1(b)(ii) shall be equal to (1) the Common Stock Payment Amount, divided by (2) the product of (x) the Fully Diluted Shares (as defined below) multiplied by (y) the Fair Market Value of a Parent Common Share on the Second Payment Date (the "Common Exchange Ratio").

          For the purposes of this Agreement, "Fully Diluted Shares" shall mean the sum of (1) issued and outstanding shares of Company Common Stock, (2) the number of shares of Company Common Stock issuable upon the conversion of the Company Preferred Stock as set forth in subsection 2.1(b)(i)(A) above and (3) the number of shares issuable upon the exercise of the Company Options (as defined herein) outstanding as of the Effective Time.

          (iii)  Final Payment.  In the event that any of the Contingent
                 -------------
Payments (as defined below) has not been received by the Company by December 15, 1998 but is received by December 15, 1999, the holders of Company Preferred Stock and Company Common Stock shall be entitled to receive Additional Shares having a Fair Market Value as of the Final Payment Date (as defined below) equal to the Merger Consideration, as adjusted, less the sum of the Initial Placement Amount plus the Second Payment Amount.

          For the purposes of this Agreement, "Final Payment Date" shall mean a date after the Second Payment Date selected by Parent not later than the earlier of (1) thirty (30) days following the receipt of the last Contingent Payment and
(2) December 31, 1999.

          For the purposes of this Agreement "Contingent Payments" shall mean those payments due the Company pursuant to that certain Cross License Agreement dated March 26, 1997 among Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P., Japan Tabacco Inc. and the Company including all principal and interest payments and other consideration received by the Company pursuant to that certain Convertible Subordinated Promissory Note of Cell Genesys, Inc. in the principal amount of $15,000,000 held by the Company (the "Convertible Note").

          If, prior to the Final Payment Date, the holders of Company Preferred Stock shall have received a portion of the Merger Consideration at least equal to the Preference Amount, the fractional share of Parent Common Shares which the holder of each outstanding share of Company Common Stock, including Shares of Company Preferred Stock deemed converted pursuant to subsection 2(b)(ii) hereof, shall be entitled to receive on the Final Payment Date shall be determined in the same manner as in subsection 2.1(b)(ii) above. If, prior to the Final Payment Date, the holders of Company Preferred Stock shall not have received a portion of the Merger Consideration at least equal to the Preference Amount, then the Final Payment Amount shall be paid as provided in subsection 2.1(b)(i)(B) above, but only up to an amount equal to the excess of the Preference Amount over the portion of the Merger Consideration theretofore distributed to the holders of Company Preferred Stock; and the balance, if any, of the Final Payment Amount shall be paid in accordance with subsection 2.1(b)(ii).

          (iv) Adjustments to Merger Consideration.  (A) In the event the
               -----------------------------------
product obtained by multiplying (x) 3,500,000 by (y) the Per-Share Placement Amount (the "Adjusted Placement Amount") shall be less than $20,000,000 (the "Initial Placement Floor"), the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Agreement shall be decreased by 50% of the difference between the Adjusted Placement Amount and $20,000,000 (the "Initial Placement Floor Adjustment"). In the event the Adjusted Placement Amount shall exceed $30,000,000 (the "Initial Placement Ceiling") then the aggregate amount of the Merger Consideration, as adjusted, to be paid under this Agreement shall be increased by 50% of the difference between the Adjusted Placement Amount and $30,000,000 (the "Initial Placement Ceiling Adjustment"). Notwithstanding the foregoing, in the event any Additional Shares are sold in the Initial Placement, then the Initial Placement Floor and the Initial Placement Ceiling shall be increased, respectively, by an amount equal to the percentage increase in Additional Shares over Initial Shares.

     (B) The aggregate amount of the Merger Consideration to be delivered pursuant to subsection 2.1(b) above shall also be reduced on a dollar-for-dollar basis to the extent that the amount of the Company's cash and cash equivalents plus working capital (exclusive of cash and cash equivalents and any Contingent
----
Payments) and the amount by which the Merger Consideration is reduced pursuant to subsection 2.1(b)(iv)(C) (unless paid by Parent), less (1) long-term
                                                     ----
liabilities as set forth on the unaudited balance sheet for the month immediately preceding the Closing Date, (2) expenses projected to be incurred in the ordinary course of business between the Closing Date and December 31, 1997, and (3) all severance obligations not previously accrued as of Closing Date, plus (1) all revenues projected to be received by the Company between the
----
Closing Date and December 31, 1997, (2) the $750,000 Eisai milestone payment, expected in early 1998, less any costs and expenses associated with the receipt of said payment after December 31, 1997, and (3) the aggregate amount of the Contingent Payments (net of the liability for income taxes attributable to the Contingent Payments, including the receipt of the Convertible Note, as determined under Section 4.15(b) (the "Tax Liability") and legal and other expenses related thereto) received by the Company after the Closing Date is less than $33 million (the "Contingent Payment Adjustment"), provided, however, that there shall be a credit against any such Contingent Payment Adjustment in an amount equal to any Initial

Placement Floor Adjustment made pursuant to subsection 2.1(b)(iii)(A) above resulting from the sale of Initial Shares below the Initial Placement Floor. On or before the Closing Date, Parent and the Company will use their best good faith efforts to agree upon the projected income and expenses of the Company for the period between the Closing Date and December 31, 1997.

     (C) The aggregate amount of the Merger Consideration to be determined pursuant to subsection 2.1(b) above shall also be reduced, on a dollar-for-dollar basis, in an amount equal to the lesser of (x) one-half ( 1/2) of the amount of any fee paid by the Company to any investment banking firm or financial advisor engaged by the Company in connection with the Merger and the transactions contemplated by this Agreement or (y) $100,000.

          For the purposes of this Agreement, the "Fair Market Value" of the Parent Common Shares shall be equal to the average closing sales prices of the Parent Common Shares as reported on The Nasdaq National Market for the ten (10) trading days immediately preceding the date which is five (5) trading days prior to the date such Fair Market Value is to be determined.

     (c) Prepayment of Merger Consideration.  Parent shall have the right at any
         ----------------------------------
time to prepay all or a portion of the Merger Consideration by delivering Additional Shares to the holders of Company Preferred Stock or Company Common Stock, as the case may be, in a manner consistent with the above provisions. Parent shall receive a credit against the Merger Consideration due equal to the Fair Market Value of such Additional Shares on the date such Additional Shares are delivered to the holders of Company Preferred Stock or Company Common Stock, as the case may be. No Additional Shares shall be delivered as such a prepayment until after the Initial Placement Date, unless they are to be sold as part of the Initial Placement.

     (d) Payment of Merger Consideration in Cash.  Anything herein to the
         ---------------------------------------
contrary notwithstanding, Parent shall have the option to pay all or a portion of the Merger Consideration in cash at any time, in a manner consistent with the above provisions, but only in the event that either (x) the shareholders of Parent shall have disapproved the issuance of the Additional Shares at a meeting held pursuant to Section 4.16, or (y) the Fair Market Value per share of the Parent Common Shares at the date of such payment is $5.00 or less.

     (e) Transferability.  The right to receive Initial Shares or Additional
         ---------------
Shares pursuant to this Section 2.1 is a right received by holders of Company Common Stock and Company Preferred Stock as of the Effective Time which may not be assigned or transferred in any manner except by operation of law, or by will or by the laws of descent.

     (f) Nature of Additional Shares.  Parent and the Company have provided for
         ---------------------------
the payment of Additional Shares in the manner described herein as a result of bona-fide negotiations in determining the relative value of the two companies. The Additional Shares represent additional consideration for the Company Common Stock and Company Preferred Stock and are not intended as royalty payments.

     (g) Fractional Shares.  No fractional shares shall be issued by Parent in
         -----------------
the Merger. Each shareholder of the Company who otherwise would be entitled to a fractional interest shall receive an amount of cash (without interest) determined by multiplying the Fair Market Value of the Parent Common Shares on the Closing Date or the applicable Contingent Payment Date, as the case may be, by the fractional share interest to which such shareholder would otherwise be entitled (the "Fractional Share Payment"). With respect to the distribution of Initial Shares and each distribution of Additional Shares, fractional share interests shall be aggregated such that no shareholder will receive, in any single distribution, cash in excess of the Fair Market Value of one share of Parent Common Shares (determined in accordance with the preceding sentence).
The payment of cash in lieu of fractional shares is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and does not represent separately bargained-for consideration.

     (h) Adjustments.  If between the date hereof and the date of payment of any
         -----------
shares pursuant to this Section 2.1 or Section 2.3 hereof the outstanding shares of Parent Common Shares shall be changed into a different number of shares, or if a stock split, combination, stock dividend, stock rights or extraordinary dividend thereon shall be declared with a record date within said period, the number of shares to be issued or delivered pursuant to this Section 2.1 or
Section 2.3 hereof shall be adjusted correspondingly.

     (i) Closing of the Company's Transfer Books.  At the Effective Time, the
         ---------------------------------------
stock transfer books of the Company shall be closed and no transfer of Company Common Stock or Company Preferred Stock shall be made thereafter.

     (j)  Cancellation and Retirement of Company Common Stock and Company
          ---------------------------------------------------------------
Preferred Stock.  As of the Effective Time, all shares of Company Common Stock
---------------
and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock and Company Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any Fractional Share Payment.

     (k)  Dissenters' Shares.  Shares of Company Common Stock that have not been
          ------------------
voted for adoption of the Merger and with respect to which appraisal rights shall have been properly exercised and perfected in accordance with the CGCL ("Dissenters' Shares") shall not be converted into the right to receive Parent Common Shares as set forth in this Section 2.1 on or after the Effective Time, but shall be entitled to receive from Parent such consideration as is determined to be due with respect to such Dissenters' Shares pursuant to the relevant provisions of the CGCL. The Company shall give Parent (i) prompt notice of any written demands for appraisals, withdrawals or demands for appraisal and any other instruments in respect thereof received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of

Parent, settle or offer to settle any such demands. Parent will pay all sums due to holders of Dissenters' Shares.

     SECTION 2.2  Exchange of Certificates.
                  ------------------------

     (a) Exchange Agent.  After the Effective Time, a bank or trust company
         --------------
designated by Parent shall act as agent (the "Exchange Agent") in effecting the exchange of certificates ("Certificates") which, immediately prior to the Effective Time, represent Company Common Stock or Company Preferred Stock for certificates of Parent Common Shares and, subsequent to such exchange, in distributing Additional Shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail a transmittal form (the "Letter of Transmittal") to each holder of Certificates theretofore representing any such shares of Company Common Stock and Company Preferred Stock advising such holder of the procedure for surrendering to the Exchange Agent any such Certificates for exchange. If any certificates of Parent Common Shares are to be issued in a name other than that in which a Certificate so surrendered is then registered, it shall be a condition of such exchange that the Certificate surrendered be accompanied by payment of any applicable transfer taxes and documents required for a valid transfer. From and after the Effective Time, until so surrendered, each Certificate shall be deemed for all corporate purposes, except as set forth below, to evidence the number of shares of Parent Common Shares and the right to receive the Additional Shares into which the shares of Company Common Stock or Company Preferred Stock represented by such Certificate shall have been
converted.   Unless and until any Certificate shall be so surrendered, the holder of such Certificate shall have no right to vote or to receive any dividends paid or other distributions made to holders of record of Parent Common Shares after the Effective Time. Upon surrender of a Certificate, the holder of record thereof shall receive, together with certificates representing the Parent Common Shares to which he shall be entitled in accordance with Section 2.1, all dividends and other distributions with respect to such shares which shall have been paid or made to holders of record of Parent Common Shares after the Effective Time in the case of Initial Shares, or after any Contingent Payment Date, in the case of Additional Shares, in each such case, without interest thereon. Parent shall be authorized to deliver Parent Common Shares attributable to any Certificate theretofore issued which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the shares formerly represented thereby and of appropriate indemnification.

     (b)  No Liability.  None of Parent, Merger Sub, the Company or the Exchange
          ------------
Agent shall be liable to any person in respect of any Parent Common Shares (or dividends or distributions with respect thereto) or Fractional Share Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Parent Common Shares, any Fractional Share Payment or any dividends or distributions with respect to Parent Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)(ii)), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto other than the holder of such Certificate as specified in Section 2.2(a).

     SECTION 2.3  Assumption of Options.  (a)  As of the Effective Time, Parent
                  ---------------------
shall assume each option to purchase shares of Company Common Stock ("Company Options") outstanding at the Effective Time under the Company's stock option plans (the "Plans") and each Company Option shall thereafter be exercisable for a number of shares of Parent Common Shares equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio. The exercise price per share of Parent Common Shares for such Company Options shall be the exercise price per share under such Company Option divided by the Common Exchange Ratio, rounded to the nearest $.01, all in accordance with Section 425(a) of the Code and the regulations promulgated thereunder, without regard to whether the Company Option qualifies as an incentive stock option with the meaning of
Section 422A of the Code, although an assumed Company Option is intended to be an incentive stock option if the Company Option so qualifies.

     (b) Each assumed Company Option shall be upon the same terms and conditions as were applicable under the Company Option to purchase Company Common Stock except for the adjustments contemplated hereinabove in Section 2.3(a). Parent will take all corporate and other action necessary to reserve and make available sufficient shares of Parent Common Shares for issuance upon exercise of such Company Options (including the Additional Shares payable as described above), will use its best efforts to list such shares on The Nasdaq Stock Market, will prepare and file with the Securities and Exchange Commission ("SEC") registration statements on the appropriate forms relating to the issuance upon exercise of the shares of Parent Common Shares underlying Company Options held by Company employees and will use its best efforts to have such registration statements declared effective as soon as practicable after the Effective Time and shall maintain the effectiveness of such registration statements. Parent will cause a Registration Statement on Form S-8 to be filed with the SEC to register the shares of Parent issuable under the foregoing Company Options as soon as practical following the Effective Time but not in excess of 120 days thereafter.

     SECTION 2.4  Assumption of Warrant to Purchase Company Series C Preferred
                  ------------------------------------------------------------
Stock.  As of the Effective Time, Parent shall assume the outstanding warrant to
-----
purchase 50,000 shares of Company Series C Preferred Stock, which shall thereafter continue in effect on the same terms except that (i) for each share of Series C Preferred Stock purchasable thereunder there shall be purchased following the Effective Time a fractional share of Parent Common Shares equal to the same fractional share that a holder of Series C Preferred Stock as of the Effective Time receives pursuant to the terms of this Agreement (the "Series C Preferred Exchange Ratio") and (ii) the exercise price per share of Parent Common Shares shall be $3.00 divided by the Series C Preferred Exchange Ratio. Parent shall provide a substitute warrant to the holder reflecting the foregoing, upon surrender of the existing warrant.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1  Representations and Warranties of the Company.  Except as set
                  ---------------------------------------------
forth in Schedule A previously delivered to Parent (the "Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

     (a) Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority and any necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has no subsidiaries.

     When used with respect to the Company, the term "Material Adverse Effect" means any material adverse change in, or effect on (i) the business, prospects, results of operations or condition (financial or other) of the Company or (ii) the ability of the Company to consummate any of the transactions contemplated hereby.

     (b) Company Articles of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the Company Articles of Incorporation and the Company By-Laws. The Company is not in violation of any of the provisions of the Company Articles of Incorporation or the Company By-Laws.

     (c) Capitalization. The authorized capital stock of the Company consists of 32,000,000 shares of Company Common Stock and 33,691,116 shares of Company Preferred Stock of which (i) 800,000 shares are designated as Series A Preferred Stock; (ii) 800,000 shares are designated as Series B Preferred Stock, (iii) 4,105,200 shares are designated as Series C Preferred Stock; (iv) 4,105,200 shares are designated as Series C1 Preferred Stock; (v) 2,350,000 shares are designated as Series D Preferred Stock; (vi) 2,350,000 shares of designated as Series D1 Preferred Stock; (vii) 5,142,858 shares are designated as Series E Preferred Stock; (viii) 5,142,858 shares are designated as Series E1 Preferred Stock; (ix) 145,000 shares are designated as Series F Preferred Stock; (x) 250,000 shares are designated as Series G Preferred Stock; (xi) 1,500,000 shares are designated as Series H Preferred Stock; (xii) 1,500,000 shares are designated as Series H1 and (xiii) 500,000 shares are designated as Series I Preferred Stock.

     As of the date hereof, (i) 1,893,413 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of the preemptive (or similar) rights of any shareholder of the Company; (ii) 800,000 shares of Series A Preferred Stock (convertible into 400,000 shares of Company Common Stock), 800,000 shares of Series B Preferred Stock (convertible into 400,000 shares of Company Common Stock), 4,055,200 shares of Series C Preferred Stock (convertible into 2,027,600 shares of Company Common Stock), 0 shares of Series C1 Preferred Stock, 2,342,858 shares of Series D Preferred Stock (convertible into 1,171,429 shares of Company Common Stock), 0 shares of Series D1 Preferred Stock, 4,675,700 shares of Series E Preferred Stock (convertible into 2,337,850 shares of Company Common Stock), 0 shares of Series E1 Preferred Stock, 111,112 shares of Series F Preferred Stock (convertible into 115,556 shares of Company Common Stock), 230,000 shares of Series G Preferred Stock (convertible into 242,650 shares of Company Common Stock), 1,143,697 shares of Series H Preferred Stock (convertible into 1,143,697 shares of Company Common Stock), 0 shares of Series H1 Preferred Stock and 275,001 shares of Series I Preferred Stock (convertible into 275,001 shares of Company Common Stock) were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive (or similar) rights of any shareholder of the Company; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) 568,749 shares are subject to outstanding, unexercised options pursuant to the Company Plans; and (v) warrants to purchase 127,500 shares of Company Common Stock which will terminate at the Effective Time and warrants to purchase 50,000 shares of Company Series C Preferred Stock which will not terminate at the Effective Time, all as listed on Section 3.1(c) of the Disclosure Schedule. Since April 30, 1997, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of Company Options. Except as set forth above, as of the date hereof, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of the Company; and (iii) no options, calls, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or other voting securities of the Company (collectively, "Company Securities"). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise). The Company does not own any equity securities of any corporation, partnership, trust, company or other corporate entity. Section 3.1(c)(i) of the Disclosure Schedule lists the holders of Company Common Stock and Company Preferred Stock by name and address and the number of shares held as of April 30, 1997. Section 3.1(c)(ii) of the Disclosure Schedule sets forth for each outstanding Company Option the name of the holder of such option, the number of shares of Company Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date, and whether the vesting of such options will be accelerated by the transactions contemplated by this Agreement.

     (d) Authority Relative to Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger, this Agreement and certain amendments to the Company Articles of Incorporation described in
Section 3.1(d) of the Disclosure Schedule by the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a single class). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally. The only vote of the holders of any class or series of outstanding securities of the Company required for approval of this Agreement and the Merger is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock each voting separately as a single class.

     (e) No Conflict; Required Filings and Consents. Subject only to the approval of the Merger, this Agreement and certain amendments to the Company Articles of Incorporation described in Section 3.1(d) of the Disclosure Schedule by the holders of Company Common Stock and Company Preferred Stock: (i) The execution, delivery and performance of this Agreement by the Company does not
(A) conflict with or violate the Company Articles of Incorporation or Company By-Laws; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchises, or other instrument or obligation to which the Company is a party or by which the Company or its properties are bound or affected, except, in the case of clauses (B) and
(C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

     (ii) The execution delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to, any United States federal, state or local court, administrative agency or commission, or entity created by rule, regulation or order of any United States federal, state or local commission or other governmental agency, authority or instrumentality (a "Governmental Entity"), or any third party to any agreement, contract, license or other instrument or obligation to which the Company is a party, except for (A) the filing with the SEC of a registration statement on Form S-4 (the "Form S-4") under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to which the Parent Common Shares to be issued in the Merger shall be registered, including therein a combined consent solicitation statement and prospectus as amended or supplemented from time to time, (the "Consent Solicitation Statement/Prospectus") and the obtaining from the SEC of such orders as may be required in connection therewith; (B) consents, authorizations, approvals or filings pursuant to the applicable provisions of federal and state securities laws; (C) applicable filings under state anti-takeover laws, if any; (D) the filing of the Merger Agreement and other certificates as required by the CGCL; and (E) such consents, approvals, authorizations or permits of, actions by or notifications to a Governmental Entity or third party the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company does not conduct business in, nor is it otherwise subject to the laws of, any jurisdiction outside the United States as it relates to this Agreement and the consummation of the Merger and other transactions contemplated hereby and the Company makes no representation or warranty with respect to any consent, approval, authorization or permit of, action by, filing with or notification to any non-United States Governmental Entity that may be required in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby.

     (f) Compliance. (i) The Company holds, and is in compliance with, all permits, licenses, exemptions, orders and approvals of all Governmental Entities, including the United States Food and Drug Administration ("FDA") and United States Department of Health and Human Services, and committees thereof, necessary for the operation of the business of the Company, except to the extent the failure to so hold or comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Company, there are no proceedings pending, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval.

     (ii) Since January 1, 1991, neither the Company nor, to the best knowledge of the Company, any of its respective executive officers, directors or employees has been the subject of any investigation or order of any Governmental Entity arising under applicable laws, and to the best knowledge of the Company, no such investigation or order is pending or threatened, except for such investigations or orders, including those pending or threatened, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (g) Financial Statements. (A) The Company has furnished to Parent (1) an audited balance sheet of Company as of December 31, 1995 and 1996 (the "Audited Balance Sheet"), (2) an audited statement of operations of Company for the fiscal years ended December 31, 1994, 1995 and 1996, (3) an unaudited balance sheet of Company as of April 30, 1997 (the "Unaudited Balance Sheet"), and (4) an unaudited statement of operations of Company for the period ended April 30, 1997, (collectively, the "Financial Statements"). The Audited Balance Sheet and the Unaudited Balance Sheet are hereinafter collectively referred to as the "Balance Sheets".

     (B) The Financial Statements (including, in each case, any related notes thereto) are correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and except further that the notes (if any) to the unaudited Financial Statements have not been prepared in accordance with GAAP and the unaudited Financial Statements do not present all the items required by
GAAP) and fairly present the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (C) Except as and to the extent set forth on the Balance Sheets including the notes thereto, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, except for liabilities or obligations incurred in the ordinary course of business since the date of the Unaudited Balance Sheet, and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Information Supplied. None of the information supplied or to be supplied by the Company in writing or otherwise approved in writing by the Company for inclusion in (A) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Consent Solicitation Statement/Prospectus will not, at the date it is first mailed to the Company's stockholders or at the Closing Date, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any Company shareholder's consent or any amendment or supplement thereto, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for including or incorporation by reference in the Consent Solicitation Statement/Prospectus.

     (i) Absence of Certain Changes or Events. Since the date of the Unaudited Balance Sheet, the Company has not:

     (A) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, and except in connection with this Agreement and the transactions contemplated hereby;

     (B) discharged or satisfied any lien, security interest or encumbrance or paid any obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice;

     (C) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its assets or properties (other than mechanic's, materialman's and similar statutory liens arising by operation of law, liens for current real and personal property taxes incurred but not yet due and payable, purchase money security interests arising as a matter of law between the date of delivery and payment, and other liens of an immaterial nature);

     (D) transferred, leased or otherwise disposed of any of its assets or properties except in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties;

     (E) cancelled or compromised any debt or claim, except in the ordinary course of business and consistent with past practice;

     (F) waived or released any rights of material value;

     (G) except pursuant to those contracts listed on Sections 3.1(o) and 3.1(q) of the Disclosure Schedule, transferred or granted any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

     (H) made or granted any wage or salary increase applicable to any group or classification of employees generally, other than normal salary increases consistent with past practices, entered into any employment contract with, made any loan to, or entered into any material transaction of any other nature with, any officer or employee of Company;

     (I) entered into any transaction, contract or commitment which provides for a period of performance which extends beyond twelve (12) months from the date hereof or involves payment or receipt after the date hereof of amounts in excess of $50,000, except (i) contracts listed on Sections 3.1(o) and 3.1(q) of the Disclosure Schedule and (ii) this Agreement and the transactions contemplated hereby;

     (J) suffered any casualty loss or damage to any of its properties (whether or not such loss or damage shall have been covered by insurance) which adversely affects in any material respect its ability to conduct business; or

     (K) made any amendments or changes to the Company Articles of Incorporation or Company Bylaws;

     (L) had any labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

     (M) had any change in accounting methods or practices (including any change in depreciation or amortization policies or rates);

     (N) made any revaluation of any of its assets;

     (O) made any declaration, setting aside or payment of a dividend or other distribution with respect to Company Common Stock or Company Preferred Stock, or any direct or indirect redemption, purchase or other acquisition of any of its capital stock other than pursuant to the exercise of repurchase rights under stock option agreements;

     (P) loaned to any person or entity, incurred any indebtedness, guaranteed any indebtedness, issued or sold any debt securities or guaranteed any debt securities of others except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;

     (Q) become aware of commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

     (R) received notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined herein) or of infringement by the Company of any third party's Intellectual Property rights;

     (S) issued or sold any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities other than pursuant to the exercise of employee stock options;

     (T) incurred any change in pricing or royalties set or charged to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company;

     (U) agreed to enter into a strategic alliance or granted third party royalty rights; or

     (V) taken any other action which, if it had been taken after the date hereof, would have required the consent of Parent under Section 4.1 hereof.

     Except as otherwise disclosed in this Agreement or in the Disclosure Schedule, as of the date hereof, the Company does not have knowledge of any facts or circumstances or of any change, event or development in or affecting the Company that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

     (j) Absence of Litigation. Except as disclosed Section 3.1(j) of the Disclosure Schedule there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company, before any court, arbitrator or other Governmental Entity, domestic or foreign, that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997. Neither the Company nor any of its properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect on the Company or which would prevent or delay the consummation of the transactions contemplated hereby beyond October 31, 1997.

     (k) Labor Matters. The Company is not a party to any collective bargaining agreement. Since January 1, 1996, the Company has not (i) had any employee strikes, work stoppages, slowdowns or lockouts; (ii) received any requests for certifications of bargaining units or any other requests for collective bargaining; or (iii) become aware of any efforts to organize employees of the Company into a collective bargaining unit.

     (l) Employee Benefit Plans. (i) Section 3.1(l) of the Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multi-employer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement), whether formal or informal, legally binding or not, under which any employee or former employee of the Company has any material present or future right to benefits or under which the Company has any material present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans."

     (ii) Except as set forth in Section 3.1(l) of the Disclosure Schedule, with respect to each Company Plan, the Company has delivered, or made available, to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) any summary plan description and other written communications (or a description of any oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules; (II) audited financial statements; (III) actuarial valuation reports; and (IV) attorney's response to auditor's request for information.

     (iii) (A) Each Company Plan has been established and administered in all material respects in accordance with its terms, and in all material respects in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter or has filed a timely request (or has time remaining in which it may file a timely request in the future) for a determination letter as to its qualification and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, no facts or circumstances exist which, to the knowledge of the Company, would give rise to any such actions, suits or claims, except for such action, suits or claims the effects of which would not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, and the Company will promptly notify Parent of any pending or threatened claims arising between the date hereof and the Closing Date; (D) neither the Company nor to the knowledge of the Company any other party has engaged in a prohibited transaction, as such term is defined under Code section 4975 or ERISA section 406, which would subject the Company or Parent to any taxes, penalties or other liabilities under Code section 4975 or ERISA sections 409 or 502(i) that is reasonably likely to result in material liability; (E) no event has occurred and no condition exists that would subject the Company to any tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to, the taxes imposed by Code sections 4971, 4972, 4977, 4979, 4980B, 4976(a) or the fine imposed by ERISA section 502(c) that is reasonably likely to result in a material liability to the Company; (F) all insurance premiums required to be paid with respect to Company Plans as of the date hereof have been or will be paid prior to their respective due dates; (G) all contributions required to be made prior to the date hereof under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations have been or will be made; and (H) no Company Plan provides for an increase in benefits on or after the date hereof.

     (iv) No Company Plan is, or has ever been, subject to Title IV of ERISA and, except as set forth in Section 3.1(l) of the Disclosure Schedule, there are no unfunded Company Plans under which benefits are payable presently, or in the future, to present or former employees of the Company.

     (v) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements in all material respects, and the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be exempt from taxation within the meaning of Code section 501(c)(9).

     (vi) Except as set forth on Section 3.1(l) of the Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transactions contemplated by this Agreement, whether or not such payments would constitute a parachute payment within the meaning of Code section 280G.

     (m) Tax Matters. (i) Except as set forth in Section 3.1(m) of the Disclosure Schedule, (A) the Company has filed, been included in or sent, all returns, declarations and reports and information returns and statements required to be filed or sent by the Company relating to any Taxes (as defined below) with respect to any income, properties or operations of the Company

(collectively, "Returns"); (B) as of the time of filing, the Returns were correct in all material respects; (C) the Company has timely paid or made provision for all Taxes that have been shown as due and payable on the Returns that have been filed; (D) the Company has made or will make provisions for all Taxes payable for any periods that end before the Effective Time for which no Returns have yet been filed and for any periods that begin before the Effective Time and end after the Effective Time to the extent such Taxes are attributable to the portion of any such period ending at the Effective Time; (E) the charges, accruals and reserves for Taxes reflected on the books of the Company are adequate under generally accepted accounting principles to cover the Tax liabilities accruing or payable by the Company in respect of periods prior to the date hereof; (F) the Company is not delinquent in the payment of any Taxes nor has requested any extensions of time within which to file or send any Return, which Return has not since been filed or sent; (G) no deficiency for any Taxes has been proposed, asserted or assessed, in writing, against the Company other than those Taxes being contested in good faith by appropriate proceedings (if necessary, Section 3.1(m) of the Disclosure Schedule shall set forth the nature of the proceedings, the type of return, the deficiencies proposed, asserted or assessed and the amount hereof, and the taxable year in question);
(H) the Company has not granted any extension of the limitation period applicable to any Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (I) the Company is not subject to liability for Taxes of any person; (J) the Company is not and has not been a party to any tax sharing agreement; and (K) the Company is not or has not been a party to any nexus or allocation agreements with any State of the United States.

     (ii) "Tax" means with respect to any person (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added, windfall profits, custom duty or other tax, capital stock, social security (or similar), unemployment, disability, transfer, alternative or add-on minimum, estimated or other governmental assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (B) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (A) as a result of being a member of an affiliated or combined group.

     (n) Intellectual Property. (i) The Company owns, is licensed or otherwise possesses legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of its business as currently conducted (collectively, "Intellectual Property"). The Intellectual Property filed by or on behalf of the Company with the United States Patent and Trademark Office is listed in
Section 3.1(n) of the Disclosure Schedule. Each license or other agreement relating to Intellectual Property to which the Company is a party has been complied with by the Company in all material respects and is in full force and effect; (ii) the Company has not licensed or otherwise granted to others any rights to use any such Intellectual Property except as contemplated by this Agreement, or as set forth in Section 3.1(n) of the Disclosure Schedule; (iii) to the Company's knowledge and except as set forth in Section 3.1(n) of the Disclosure Schedule, the use of such Intellectual Property by the Company does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company acquired the right to use such Intellectual Property; and (iv) to the knowledge of the Company and except as set forth in Section 3.1(n) of the Disclosure Schedule, no person is challenging, infringing on or otherwise violating any right of the Company with respect to such Intellectual Property. To the Company's knowledge, all such patents, trademarks, service marks, and copyrights held by the Company or licensed by the Company are valid and subsisting. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, be in breach of any license, sublicense or other agreement, relating to the Intellectual Property or any third party right to such Intellectual Property except for such breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (o) Title to Properties; Liens and Encumbrances. Section 3.1(o) of the Disclosure Schedule sets forth a complete and accurate list of all real properties leased by the Company. Except as set forth in Section 3.1(o) of the Disclosure Schedule and except for such defects in the title as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company has valid leasehold interests in its respective real properties and has valid title to all of its respective other properties and assets (except for leased properties and assets, in which case the Company has a valid leasehold interest therein), subject only to (i) statutory liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings, (ii) liens securing indebtedness of the Company which is created substantially simultaneously with the purchase of the relevant properties or assets and which do not encumber property other than such property or assets, and (iii) liens that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. The Company does not own any real property in fee.

     All of the Company's material tangible personal property, equipment, fixtures and inventories used in the ordinary course of its business are in good, merchantable condition, reasonable wear and tear excluded, or in reasonably repairable condition, suitable for the purposes for which they are being used, and valued at the lower of cost or market for purposes of the Balance Sheets. Section 3.1(o) of the Disclosure Schedule contains a list of Company's material depreciable assets as of March 31, 1997. No value in excess of applicable reserves has been given to any inventory with respect to obsolete or discontinued products for purposes of the Balance Sheets. All of the material inventories and equipment, including equipment leased to others, are well maintained and in good operating condition.

     (p) Environmental Matters. The property, assets and operations of the Company are in compliance in all material respects with all applicable federal, state, local or foreign laws, rules, orders, decrees, judgments, injunctions, licenses, permits or regulations relating to environmental matters (collectively, the "Environmental Laws"), except to the extent that failure to comply with such Environmental Laws would not have a Material Adverse Effect. To the Company's knowledge, none of the property, assets or operations of the Company are the subject of any federal, state, local or foreign investigation evaluating whether any remedial action is needed to respond to a release or threatened release into the environment, of any substance regulated by, or which would form the basis of liability, under any Environmental Laws (a "Hazardous Substance"), or are in contravention of any federal, state, local or foreign law, order or regulation that would have a Material Adverse Effect. The Company has not received any notice or claim, nor are there pending, threatened or reasonably anticipated lawsuits against it with respect to material violations of an Environmental Law or in connection with the release or threatened release of any Hazardous Substance into the environment. The Company has no material contingent liability in connection with any release or threatened release of any Hazardous Substance into the environment.

     (q) Certain Contracts and Agreements. (A) Section 3.1(q) of the Disclosure Schedule sets forth a list of all the Company's material contracts, licenses, agreements or leases other than this Agreement and the agreements contemplated hereby (the "Specified Contracts"). True and correct copies of the most current version of said Specified Contracts have been made available to Parent. The Company is not in default in the performance of any of its material obligations under any Specified Contract. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default of any of its material obligations by the Company under any Specified Contract or, to the Company's knowledge, by any other party thereto.

     (B) Except as disclosed in Section 3.1(q) of the Disclosure Schedule, the Company is not a party to any contract containing non-competition clauses, restrictive covenants or similar provisions that would limit Parent's or the Surviving Corporation's ability after the Closing to engage in any line of business in any geographic area or to compete against any person.

     (C) Except as set forth in Section 3.1(q) of the Disclosure Schedule, the Company does not have, is not a party to nor is it bound by:

     (1) any collective bargaining agreements,

     (2) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

     (3) any bonus, deferred compensation, sales compensation plan, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements or agreements to change any such plans whether written or oral,

     (4) any employment or consulting agreement with an employee or individual consultant, or any consulting or sales agreement under which a firm or other organization provides services to the Company,

     (5) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

     (6) any fidelity or surety bond or completion bond,

     (7) any lease of personal property having a value individually in excess of $50,000,

     (8) any agreement of indemnification or guaranty,

     (9) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

     (10) any agreement relating to capital expenditures and involving future payments in excess of $50,000,

     (11) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

     (12) any mortgages, indentures, loans or credit agreements, security agreements or the agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (8) hereof,

     (13) any purchase order or contract for the purchase of raw materials or services involving $25,000 or more,

     (14) any construction contracts,

     (15) any distribution, joint marketing or development agreement,

     (16) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

     (17) any other agreement that involves $50,000 or more or is not cancelable without penalty within thirty (30) days.

     Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in Section 3.1 (q), of the Disclosure Schedule, the Company has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Specified Contract. Each Specified Contract is in full force and effect and, except as otherwise disclosed in Section 3.1(q), of the Disclosure Schedule, is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

     (r) Transactions with Affiliates. Except as disclosed in Section 3.1(r) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company, on the one hand, and the Company, on the other hand, other than any such contracts, agreements, arrangements and understandings that either individually or in the aggregate are de minimis in nature.

     (s) Pre-clinical and Clinical Testing. The preclinical tests and clinical trials of the Company were and, if still pending, are being conducted in all material respects in accordance with protocols filed with the appropriate regulatory authorities for each such clinical trial or human trial, as the case may be. The Company has no knowledge of any other studies or tests the results of which are inconsistent with or otherwise call into question the results described or referred to in communications with the appropriate regulatory authorities. The Company has not received any notices or other correspondence from the FDA or any other Governmental Entity requiring the termination, suspension or modification of any human trials being conducted by the Company or on the Company's behalf as of the date hereof.

     (t) Brokers' and Finders' Fees; Third Party Expenses. The Company has not incurred, nor will it incur without the prior written consent of Parent, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Section 3.1(u) to the Disclosure Schedule sets forth the Company's current reasonable estimate of all third party expenses expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

     (u) Minute Books. The minute books of the Company made available to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

     (v) HuMab-Mouse Technology. To the Company's knowledge, the Company's HuMab-Mouse/(TM)/ mice that are currently owned by the Company are able to produce high affinity human monoclonal antibodies against antigens in the manner described in the scientific papers authored by Company employees and published in scientific journals as heretofore supplied by the Company to Parent. In addition, to the Company's knowledge, the transportation of the mice currently owned by the company to Parent's animal facilities located outside the State of California will not have a material adverse effect on such mice, so long as appropriate precautions are taken regarding transportation of such mice consistent with the Company's past practice.

     (w)  Scope of Representations.  Anything to the contrary in this Section
3.1 notwithstanding, no representation or warranty made by the Company in this Agreement shall be deemed to be untrue or incorrect at the date hereof if the failure of such representation or warranty to be true and correct as of such date (or as of any other specified date) does not have, individually or in the aggregate, a Material Adverse Effect on the Company at the date hereof.

     SECTION 3.2  Representations and Warranties of Parent and Merger Sub.
                  -------------------------------------------------------
Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

     (a) Corporate Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and each of Parent and Merger Sub has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Parent and Merger Sub are each duly qualified or licensed as a foreign corporation to do business, and each are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     When used with respect to Parent or Merger Sub, the term "Material Adverse Effect" means any material adverse change in or effect on (i) the business, prospects, results of operations or condition (financial or other) of Parent and its subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate any of the transactions contemplated hereby.

     (b) Charter and By-Laws. Parent has heretofore furnished to the Company complete and correct copies of the Certificate of Incorporation and By-Laws of Parent each as currently in effect and of the Certificate of Incorporation and By-Laws of Merger Sub each as currently in effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective Certificate of Incorporation or By-Laws.

     (c) Capitalization. The authorized capital stock of Parent consists of 40 million Parent Common Shares and two million Parent Preferred Shares, without par value (hereinafter referred to as "Parent Preferred Shares"). As of April 4, 1997, (i) 18,655,511 Parent Common Shares were issued and outstanding, and
(ii) no Parent Preferred Shares were issued and outstanding. All of the Parent Common Shares issuable in exchange for Company Common Stock in accordance with the terms of this Agreement have been duly authorized and reserved for issuance and, when so issued, will be validly issued, fully paid and nonassessable and not issued in violation of the preemptive rights of any shareholder of Parent.

     (d) Authority Relative to Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent or Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub or their stockholders are necessary to authorize this Agreement or to consummate such transaction. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against them in accordance with its terms.

     (e) No Conflict; Required Filings and Consents. (i) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not: (A) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or the Articles of Incorporation or By-Laws of Merger Sub; (B) assuming that all consents, approvals and authorizations contemplated by subsection (ii) below have been obtained and all filings described in such subsection have been made, conflict with or violate any law, rule, regulation, order judgment or decree applicable to Parent or Merger Sub or by which either of them or their respective properties are bound or affected; or (C) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) or result in the loss of a material benefit under, or give rise to any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except, in the case of clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent.

     (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state or local Governmental Entity, except for: (A) the filings with the SEC of the Form S-4 and the obtaining from the SEC of such orders as may be required in connection therewith; (B) filings with the National Association of Securities Dealers Inc. ("NASD") on which the Parent Common Shares are currently eligible for trading; (C) the filing and recordation of the Merger Agreement as required by the CGCL; and (D) applicable filings under state anti-takeover laws and state Blue-Sky Laws, if any.

     (f) Compliance. (i) Parent and its subsidiaries hold, and are in compliance with, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Parent and each subsidiary, except to the extent the failure to so hold or comply will not have, individually or in the aggregate, a Material Adverse Effect, and to the best knowledge of Parent there are no proceedings pending, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval. Neither Parent nor any of its subsidiaries nor the conduct of their business is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or any of their respective properties are bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except for any such conflicts, defaults or violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no investigation by any United States Governmental Entity with respect to Parent is pending, or to best knowledge of Parent, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not have a Material Adverse Effect.

     (g) SEC Filings; Financial Statements. (i) Parent and each of its subsidiaries has filed all forms, reports, statements and documents required to be filed with the SEC since January 1, 1993, pursuant to Sections 12(b), 12(g), 13, 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "Parent SEC Reports"), each of which complied in all material respect with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, as in effect on the date so filed. Parent has delivered to the Company, in the form filed with the SEC (including any amendments thereto) copies of (A) its Annual Report on Form 10-K for each of the three fiscal years ended December 31, 1994, 1995 and 1996; (B) all definitive proxy statements relating to Parent's meetings of stockholders (whether annual or special) held since January 1, 1993; and (C) all other Parent SEC Reports or registration statements filed by Parent with the SEC since January 1, 1993.
None of such forms, reports or documents (including any financial statements or schedules included or incorporated by reference therein) filed by Parent contained, when filed (in the case of documents filed pursuant to the Exchange
Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act), any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (ii) Each of the audited and unaudited consolidated financial statements of Parent (including, in each case, any related notes thereto) included in the Parent SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, has been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject in the case of unaudited statements, to normal year-end audit adjustments).

     (iii) Except as and to the extent set forth on the balance sheet of Parent at December 31, 1996, including the notes thereto, included in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, Parent does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles, except for liabilities or obligations incurred after the date of said Annual Report in the ordinary course of business, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (h) Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub in writing or otherwise approved by Parent for inclusion in (i) the Form S-4 will, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Consent Solicitation Statement/Prospectus will, at the date the Consent Solicitation Statement/Prospectus is first mailed to the Company's stockholders or at the Closing Date, contain any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of any Company shareholder's consent or any amendment or supplement thereto. The Form S-4 will comply as to form in all material aspects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made on incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Form S-4.

     (i) Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Reports filed since that date, Parent has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date except as disclosed in the Parent SEC Reports, there has not been any change, event or development in or affecting Parent that constitutes or would reasonably be expected to have a Material Adverse Effect on Parent or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997. In addition to the foregoing, as of the date hereof Parent does not know or have reason to know of any facts or circumstances or of any change, event or development in or affecting Parent or its subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     (j) Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or other Governmental Entity, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which could reasonably be expected to have, a Material Adverse Effect or to delay or prevent the consummation of the transactions contemplated hereby beyond October 31, 1997.

     (k) Brokers. No broker, finder or investment banker (other than Vector Securities International, Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     (l) Ownership of Company Common Stock. As of the date of this Agreement, Parent and its subsidiaries beneficially own shares of Company Common Stock representing less than 5% of the outstanding shares of Company Common Stock.

     (m) Parent Intellectual Property. (i) Parent owns, is licensed or otherwise possesses legally enforceable rights to use (in each case, free and clear of any liens or encumbrances of any kind), the patents, know-how, trademarks, service marks, brand names and computer software and any applications for such patents, know-how, trademarks, tradenames, service marks and brand names, computer software or other intellectual property and proprietary rights used in or necessary for the conduct of its business as currently conducted (collectively, "Parent Intellectual Property"). Each license or other agreement relating to Parent Intellectual Property to which Parent is a party has been complied with by Parent in all material respects and is in full force and effect; (ii) Parent has not licensed or otherwise granted to others any rights to use any such Parent Intellectual Property except as contemplated by this Agreement, or as set forth in Parent's SEC filings; (iii) to Parent's knowledge and except as set forth in Parent's SEC filing, the use of such Parent Intellectual Property by Parent does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Parent acquired the right to use such Parent Intellectual Property; and (iv) to the knowledge of Parent and except as set forth in Parent's SEC filing, no person is challenging, infringing on or otherwise violating any right of Parent with respect to such Parent Intellectual Property. To Parent's knowledge, all such patents, trademarks, service marks, and copyrights held by Parent or licensed by Parent are valid and subsisting. Parent is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, be in breach of any license, sublicense or other agreement, relating to the Parent Intellectual Property or any third party right to such Parent Intellectual Property except for such breaches that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     (n)  Scope of Representations.  Anything to the contrary in this Section
3.2 notwithstanding, no representation or warranty made by Parent in this Agreement shall be deemed to be untrue or incorrect at the date hereof if the failure of such representation or warranty to be true and correct as of such date (or as of any other specified date) does not have, individually or in the aggregate, a Material Adverse Effect at the date hereof.

                                  ARTICLE IV

            CONDUCT OF BUSINESS PENDING THE MERGER; OTHER COVENANTS

     SECTION 4.1  Conduct of Business of the Company Pending the Merger.  The
                  -----------------------------------------------------
Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as otherwise required by the terms of this Agreement or unless Parent shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws; and the Company shall use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with its customers, suppliers and other persons with whom the Company or any of its subsidiaries has significant business relations and to preserve and maintain in effect all of the Company's Intellectual Property.

     Except as otherwise provided in this Agreement, by way of amplification and not in limitation of the foregoing, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

     (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) purchase, redeem or otherwise acquire or agree to acquire any shares of capital stock of the Company or any other securities convertible into shares of capital stock or any rights, warrants or options to acquire any such shares or convertible securities except for shares of Company Common Stock and/or Company Preferred Stock purchasable from employees upon termination of employment in accordance with the Company's usual and customary practice;

     (b) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) except that shares of Company Common Stock may be issued upon exercise of Company Options and the conversion of Company Preferred Stock outstanding as of the date hereof;

     (c) except to the extent required under existing Company Plans as in effect on the date of this Agreement, (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in compensation of employees and officers of the Company or its subsidiaries in the ordinary course of business in accordance with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing Company Plans, except on an individual basis in the ordinary course of business and consistent with past practice, or (iii) establish, adopt, enter into or amend or terminate any Company Plan or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees except as required by law or as provided in this Agreement; provided that the provisions of this
Section 4.1 shall not prohibit the Company and its subsidiaries from hiring personnel from time to time in the ordinary course of their business, consistent with past practice and in consultation with Parent;

     (d) amend the Company Articles of Incorporation, the Company By-Laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company;

     (e) except as allowed pursuant to Section 4.7 of this Agreement, acquire or agree to acquire (i) by merging or consolidation with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets (not otherwise subject to paragraph (h) below) other than in the ordinary course of business consistent with past practice;

     (f) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets other than in the ordinary course of business consistent with past practice and in amounts that are not, individually or in the aggregate, material to the Company;

     (g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than or endorsements of negotiable instruments and similar guarantees in the ordinary course of business consistent with past practice), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings (including deposits) incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person;

     (h) expend, or commit to expend, funds for capital expenditures other than in accordance with the Company's current capital expenditure plans in excess of $10,000 in any one transaction or related series of transactions;

     (i) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (j) recognize any labor union (unless legally required to do so) or enter into any collective bargaining agreement;

     (k) except as may be required as a result of a change in generally accepted accounting principles or as recommended by the Company's independent accountants and consented to in writing by Parent (which consent shall not be unreasonably withheld) prior to such change, change any of the accounting methods, practices or principles used by the Company;

     (l) make any Tax election or settle or compromise any income Tax liability in excess of $10,000 except for the sales and use tax matter set forth in
Section 3.1(m) of the Disclosure Schedule or file any federal income tax return prior to the last day prescribed by law, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company, without the prior consent of Parent, which consent shall not be unreasonably withheld;

     (m) commence any litigation (except any litigation arising out of or in connection with this Agreement) or any dispute resolution process or settle or compromise any litigation in which the Company is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid;

     (n)  enter into any new line of business;

     (o) commence any new preclinical or clinical trials or submit any data or other materials or enter into any material discussions with the FDA or any other Governmental Entity (except discussions in the ordinary course of business);

     (p) transfer to any person or entity any rights to the Company's Intellectual Property (other than pursuant to end-user licenses in the ordinary course of business);

     (q) enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope or any third party royalty rights with respect to any products of the Company;

     (r) amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Disclosure Schedule;

     (s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in an amount in excess of $50,000 in the case of a single transaction or in excess of $100,000 in the aggregate in any 30-day period;

     (t) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

     (u) pay, discharge or satisfy, in an amount in excess of $50,000 (in any one case) or $100,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company's Financial Statements (or the notes thereto) or that arose in the ordinary course of business subsequent to March 31, 1997 or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated hereby;

     (v) enter into or modify any new or existing agreements for the lease or purchase of real property; or

     (w) authorize any of, or commit or agree to take any of, the foregoing actions or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue and incorrect as of the date when made if such action had then been taken.

     SECTION 4.2  Conduct of Business of Merger Sub.  Merger Sub has not
                  ---------------------------------
engaged, and during the period from the date of this Agreement to the Effective Time, Merger Sub shall not engage, in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

     SECTION 4.3  Shareholders' Consent/Meeting.  As soon as practicable after
                  -----------------------------
the date of this Agreement, the Company will take all action necessary in accordance with and subject to applicable law and the Company Articles of Incorporation and the Company By-Laws to obtain the written consent to the Merger and this Agreement and the transactions contemplated hereby or to convene a meeting of its shareholders (the "Shareholder's Meeting") to consider and vote upon the adoption and approval of this Agreement. Subject to the next succeeding sentence, the Company, through its Board of Directors, shall recommend to its stockholders approval of the foregoing matters, and such recommendation shall be included in the Consent Solicitation Statement/Prospectus. The Board of Directors of the Company may fail to make such recommendation, or withdraw, modify or change such recommendation, if and only if the Board, after advice of outside counsel, determines in good faith that the making of such recommendation, or the failure to so withdraw, modify or change such recommendation, could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law.

     SECTION 4.4  Access to Information; Confidentiality.  (a) From the date
                  --------------------------------------
hereof to the Effective Time, the Company (i) shall, and shall cause its officers, directors, employees, auditors and other agents to, afford the officers, auditors and other agents of Parent, reasonable access at all reasonable times (during normal business hours so as not to unduly or unreasonably interfere with the business of the Company) to its senior officers, agents, properties, offices and other facilities and to all books and records, and shall furnish Parent and such other persons with all financial, operating and other data and information as Parent, through its officers, may from time to time reasonably request, and (ii) shall make available its senior officers, upon reasonable prior notice and during normal business hours, to confer on a regular basis with the appropriate officers of Parent regarding the ongoing operations of the Company, the implementation of the transactions contemplated hereby and other matters related hereto. No investigation pursuant to this Section 4.4 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     (b) Each of Parent and Merger Sub will hold information it receives pursuant to Section 4.4(a)(i) which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement dated February 27, 1997 between Parent and the Company (the "Confidentiality Agreement").

     SECTION 4.5  Affiliates.  Prior to the Closing Date, the Company shall
                  ----------
deliver to Parent a letter identifying all persons who are, on the record date established for the Consent Solicitation Statement/Prospectus, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit 4.5 hereto.

     SECTION 4.6  No Solicitation.  Subject to the proviso below, the Company
                  ---------------
shall not, nor shall the Company authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative (collectively, "Representatives") retained by it to, solicit, initiate, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal (as defined below) or enter into or maintain or continue any discussions or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, and the Company shall notify Parent orally (as promptly as practicable, and in any event within two business days) as to any Transaction Proposal which it or any of its Representatives may receive, specifying in reasonable detail the material terms thereof and, if requested by Parent, the Company shall furnish a written summary of such material terms (other than the identity of the party making such Transaction Proposal). Nothing contained in this Section 4.6 or this Agreement to the contrary shall restrict the Board of Directors of the Company from (i) furnishing information to any person or entity who makes an unsolicited inquiry concerning a possible Transaction Proposal, or
(ii) entering into negotiations or discussions with any person or entity that makes an unsolicited Transaction Proposal regarding that Transaction Proposal, or (iii) entering into an unsolicited Transaction Proposal, if, in the case of either clauses (ii) or (iii), the Board of Directors of the Company determines in good faith, after advice of counsel, that (a) the failure to do so could reasonably be deemed a breach of its fiduciary duties under applicable law or
(b) failing to make, withdrawing, modifying or changing a recommendation to the Company's stockholders with respect to the approval and adoption of this Agreement if the Board of Directors of the Company determines in good faith, after advice of counsel, that making such recommendation, or failure to withdraw, modify or change such recommendation, could reasonably be deemed a breach of its fiduciary duties under applicable law. The Company shall provide such information to Parent regarding any inquiry, negotiation, discussion or proposal under this Section 4.6 as is necessary, in the reasonable judgment of the Board of Directors of the Company, to achieve a level playing field so that Parent shall not be at a disadvantage, provided that the name of any such other person need not be disclosed to Parent. The Company shall obtain a confidentiality agreement from the person making such inquiries or proposals containing substantially the same terms and provisions as that obtained from Parent, provided that to the extent such confidentiality agreement with such third party contains provisions that are more favorable to such third party than the comparable provisions in the Confidentiality Agreement, such provisions in the Confidentiality Agreement shall be amended correspondingly.

     As used herein, the term "Transaction Proposal" means (x) any acquisition or purchase of substantially all of the assets of, or any controlling interest in, or any debt or equity offering of, the Company or any Business Combination, as defined herein, or (y) any proposal, plan or agreement to do any of the foregoing. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     SECTION 4.7  Employee Benefits Matters.  (a) Except as otherwise provided
                  -------------------------
in this Section 4.7, on and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, maintain the Company Plans set forth in Section 3.1(l) of the Disclosure Schedule (other than the Plans) for the benefit of employees of the Company as such Company Plans are in effect immediately prior to the Effective Time; provided that Parent or Surviving Corporation may replace any Company Plan with a plan of Parent which provides benefits that are substantially similar to those benefits provided to Parent's employees.

     (b) Except as otherwise provided in this Section 4.7, on and after the Effective Time, Parent shall, or shall cause Surviving Corporation to, maintain compensation for Company employees, at the same levels as in effect on the date of this Agreement, subject to increases in accordance with Company policy.

     (c) On and after the Effective Time, Company employees shall be entitled to participate in the equity compensation plans of Parent for employees of Parent on the same basis as similarly situated employees of Parent.

     (d) On and after the Effective Time, the base salary and other compensation and benefits described in Section 4.7 (a) through (d) hereof may be altered by the Surviving Corporation consistent with the Company's past practices, to remain competitive or in accordance with industry practice; provided that the aggregate compensation and benefits provided to the Surviving Corporation employees shall be no less favorable than the compensation and benefits provided to Company employees immediately prior to the Effective Time and may be reduced only in the event of a material adverse change in the business of the Surviving Corporation.

     SECTION 4.8  Directors' and Officers' Indemnification and Insurance.  (a)
                  ------------------------------------------------------
It is understood and agreed that the Company shall defend, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation and the Parent shall, jointly and severally, defend, indemnify and hold harmless, each present and former employee, agent, director and officer of the Company (the "Indemnified Parties") to the fullest extent required or permitted under (a) applicable law and (b) as provided in their respective charters and by-laws, which rights to be defended, indemnified and held harmless shall survive the Merger and shall continue in full force and effect without time limitation from and after the Effective Time. Without limiting the foregoing, the Company, and after the Effective Time the Surviving Corporation and the Parent, will periodically advance expenses as incurred with respect to the foregoing, to the fullest extent permitted by applicable law; provided the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In addition, the Articles of Incorporation and the By-Laws of the Surviving Corporation with respect to indemnification, shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, agents or employees of the Company or otherwise entitled to indemnification pursuant to the Company's Articles of Incorporation. In the event that the Surviving Corporation transfers all or substantially all of its operations to another corporation or other entity, proper provision shall be made so that the successor or transferee thereof shall assume any remaining obligations of the Surviving Corporation set forth in this Section 4.8.

     (b) Parent shall cause the Company either (x) to continue in force for at least five years from the Closing Date, the Company's policy insuring its officers and directors for errors and omissions liability at least with respect to acts and omissions through the Closing Date, or (y) procure equivalent insurance.

     (c) Each current officer and director of the Company shall have rights as a third party beneficiary under this Section 4.8 as separate contractual rights for his or her benefit.

     SECTION 4.9  Further Action; Reasonable Best Efforts.  Upon the terms and
                  ---------------------------------------
subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts as are necessary for the consummation of the transaction contemplated by this Agreement and to fulfill the conditions to the Merger. To the extent practicable in the circumstances and subject to applicable laws, each party shall provide the other with the opportunity to review all information relating to the other party, or any of its subsidiaries, which appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with obtaining the necessary regulatory approvals for the consummation of the transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action.

     SECTION 4.10  Notification of Certain Matters.  The Company shall give
                   -------------------------------
prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     SECTION 4.11  Public Announcements.  Each party shall consult with the
                   --------------------
other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange or quotation system, provided, however, that each party may talk to their shareholders without the consent of the other in accordance with applicable law.

     SECTION 4.12  Tax Free Reorganization Treatment.  None of Parent, Merger
                   ---------------------------------
Sub, the Company or any of their respective affiliates shall take or cause to be taken any action, whether before or after the Effective Time, other than those actions specifically required or permitted by this Agreement, which would disqualify the Merger as a tax-free reorganization within the meaning of Section 368 of the Code.

     SECTION 4.13  Rule 144 Information.  Parent hereby agrees that from the
                   --------------------
Effective Time until the third anniversary of the Effective Time, if Parent is not subject to Section 13 or 15(d) of the Exchange Act, it will ensure that there is publicly available the information specified in Rule 144(c)(2) under the Securities Act.

     SECTION 4.14  Preparation of Form S-4 and the Consent Solicitation
                   ----------------------------------------------------
Statement/Prospectus.  (i) Promptly following the date of this Agreement, the
--------------------
Company and Parent shall prepare and file with the SEC the Form S-4, in which the Consent Solicitation Statement/Prospectus will be included as a prospectus, in order to register the Parent Common Shares to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Consent Solicitation Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and shall submit this Agreement and the transactions contemplated hereby to the holders of Company Common Stock and Company Preferred Stock for approval and adoption as provided by the CGCL and the Company Article of Incorporation and Company By-Laws. The Company shall use its best efforts to solicit and obtain the consent of its shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. Parent shall also use its reasonable best efforts to take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Shares in the

Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and Company Preferred Stock as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Merger Sub and the Company, respectively, for use in the Form S-4 shall, at the time the Form S-4 becomes effective and on the Closing Date, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading, and the Company, Parent and Merger Sub each agree to correct any information provided by it for use in the Form S-4 which shall have become false or misleading.

     SECTION 4.15(a)  Contingent Payments.  Parent shall use its commercially
                      -------------------
reasonable best efforts and shall take all reasonably required actions to ensure receipt by the Company of the full amount of the Continent Payments at least 15 days prior to the Second Payment Date. In the event that the full amount of the Contingent Payments cannot be obtained by the Second Payment Date, Parent shall continue to use its commercially reasonable best efforts and shall take all reasonably required action to ensure receipt by the Company of the full amount of the Contingent Payments at least 15 days prior to the Final Payment Date.

     (b) Thirty (30) days prior to the Final Payment Date, or the Second Payment Date if there is no Final Payment Date, Parent shall provide a person designated by the former Board of Directors of the Company (the "Board Designee") with its tentative determination of the Tax Liability (as defined in Section 2.1(b)(iv)(B)). Parent agrees to utilize the following items of deduction or loss to reduce first the Tax Liability prior to the utilization of any Parent net operating losses: (w) any compensation expense deduction resulting from the payment of the Employee Stock Bonus contemplated by Section 4.21 hereof, (x) deductible transaction expenses arising in connection with the Merger, (y) any Company operating expenses (less any accrued interest attributable to the Convertible Note) from the Closing Date through December 31, 1997 and (z) Company net operating loss carryovers. In addition, to the extent possible, Parent shall utilize its net operating losses (calculated without regard to the items set forth in (w), (x) and (y) above) to reduce the Tax Liability created by the Contingent Payments. Parent shall, however, use its commercially reasonable best efforts, within the purview of the applicable tax laws and regulations, to minimize the Tax Liability, unless taking such action would not, in Parent's reasonable business judgment, be in the best interests of Parent for reasons not principally related to tax or principally related to reducing the Merger Consideration. Appropriate adjustments will be made to prevent the double counting of any income, deduction or losses. The Board Designee may object to Parent's determination of the Tax Liability within fifteen (15) days of the receipt of Parent's determination of the Tax Liability, in which case the Tax Liability shall be determined in accordance with this paragraph by Parent's independent auditors.

     SECTION 4.16  Parent Shareholders' Meeting; Payment of Additional Shares.
                   ----------------------------------------------------------
Parent, in accordance with its Certificate of Incorporation and By-Laws and the applicable requirements of the New Jersey Business Corporation Act, the federal securities laws and the applicable requirements of The Nasdaq Stock Market, shall, if necessary to comply with said requirements within sixty (60) days of the Closing Date use its commercially reasonable best efforts to (i) present to its shareholders for approval at a special or annual meeting of shareholders, a resolution (the "Additional Stock Resolution") approving the potential additional issuance of Parent Common Shares as Additional Shares described in Section 2.1, along with the recommendation of the Board of Directors of Parent that such resolution be approved, and (ii) solicit from each of its shareholders a proxy in favor of the approval of the Additional Stock Resolution.

     SECTION 4.17  FIRPTA Matters.  At the Closing, (a) the Company shall
                   --------------
deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897-2(h)(2) of the United States Treasury Regulations.

     SECTION 4.18  Expenses.  Except as otherwise specifically provided in this
                   --------
Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

     SECTION 4.19  NMS Listing.  Parent shall authorize for listing on The
                   -----------
Nasdaq Stock Market the shares of Parent Common Shares issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

     SECTION 4.20  Blue Sky Laws.  Parent shall take such steps as may be
                   -------------
necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Parent Common Shares pursuant hereto. The Company shall use its best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdiction which are applicable in connection with the issuance of Parent Common Shares pursuant hereto.

     SECTION 4.21  Employee Stock Bonus.
                   --------------------

          (a) At the Initial Placement Date, Parent will issue 250,000 shares (the "Employee Shares") of Parent Common Shares to certain employees of the Company in accordance with the schedule to be delivered by the Company to Parent (the "Company Employees") within 10 days after the date of this Agreement. The Company Employees shall be required to include their Employee Shares in the Initial Placement. If the Initial Placement Date does not occur by December 31, 1997, the Employee Shares will be issued on the first business day of 1998.

          (b) Each Company Employee shall be required to remit to Parent, either in cash, by certified or bank check made payable to Parent, or out of the gross proceeds received by such Company Employee from the sale of his or her Employee Shares in the Initial Placement (the "Employee Share Amount"), an amount sufficient to satisfy any federal, state or local tax withholding requirements prior to the distribution of the Employee Share Amount. If the Initial Placement Date does not occur by December 31, 1997, Parent will cooperate with the Company Employees in the sale through brokers of sufficient Employee Shares to provide funds for tax withholding.

          (c) In addition, on the Second Payment Date (as defined herein) Parent will deliver to those Company Employees, who remain employees until December 31, 1997 or such earlier time as Parent agrees, such number of additional Employee Shares having a Fair Market Value as of the Second Payment Date equal to 3 1/2% of the Merger Consideration, as adjusted, less (1) the aggregate Employee Share Amount and (2) the number of Employee Shares having an aggregate Fair Market Value as of the Second Payment Date equal to an amount sufficient to satisfy any federal, state or local tax withholding requirements. Such additional Employee Shares shall be distributed to Company Employees in the same proportion as the Employee Shares in subsection 4.21(a) above.

     SECTION 4.22  Shareholder Agreements.  The Company covenants and agrees
                   ----------------------
that prior to the date the Consent Solicitation/Prospectus is first mailed to the Company's shareholders, the Company will obtain from all shareholders of the Company who are directors of the Company or investment funds represented on the Board of Directors (the "Designated Shareholders") a Shareholder Agreement which provides that the Designated Shareholders will vote the shares of Company Preferred Stock and Company Common Stock held by them in favor of the adoption and approval of the Merger and the Required Amendments (as defined herein) to the Company's Articles of Incorporation.


                                   ARTICLE V

                              CONDITIONS OF MERGER

     SECTION 5.1  Conditions to Obligation of Each Party to Effect the Merger.
                  -----------------------------------------------------------
The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Shareholder Approval. The Merger and this Agreement shall have been approved and adopted by the holders of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to vote thereon each voting as a single class by the requisite vote under applicable law and the Company's Articles of Incorporation. In addition, the Company's shareholders shall have approved any and all amendments to the Company's Articles of Incorporation necessary to eliminate any conflicts with this Agreement described in Section 3.1(d) of the Disclosure Schedule (the "Required Amendments").

     (b) Other Approvals. Other than the filings contemplated by Section 1.3, all consents, approvals, authorizations or permits of, actions by, or filings with or notifications to, and all expirations of waiting periods imposed by, any Governmental Entity or any third party (all the foregoing, "Consents") which are necessary for the consummation of the Merger, other than immaterial Consents the failure to obtain which would have no material adverse effect on the consummation of the Merger or the business of the Surviving Corporation, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), all conditions, if any, to such Requisite Regulatory Approvals shall have been satisfied and all such Requisite Regulatory Approvals shall be in full force and effect.

     (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

     (d) Nasdaq Listing. The shares of Parent Common Shares issuable to shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq Stock Market upon official notice of issuance.

     SECTION 5.2  Conditions to Obligations of Parent and Merger Sub.  The
                  --------------------------------------------------
obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent and Merger Sub:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

     (c) Legal Opinion. Parent shall have received from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Company, an opinion in form and substance satisfactory to Parent and its counsel dated the Effective Time to the effect that:

          (i) the Company has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own its properties and carry on its business as conducted at the Effective Time and is duly qualified to do business as a foreign corporation and in good standing in each state of the United States and such other jurisdictions in which the failure to be so qualified would have a Material Adverse Effect on the Company.

          (ii) this Agreement constitutes the valid and legally binding obligation of Company enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (iii) except as may be set forth in Section 3.1(j) of the Disclosure Schedule hereof, to such counsel's knowledge, there is no litigation, legal action, arbitration, administrative proceeding, demand, claim or investigation pending, overtly threatened, against or relating to the Company or its properties or assets.

          (iv) all consents and approvals of federal Governmental Entities and Governmental Entities in the state of California which are required by the Company in connection with the execution and the consummation by the Company of this Agreement and the transactions contemplated herein have been obtained.

          (v) immediately prior to the Effective Time of the Merger, the authorized capital stock of the Company is as set forth in Section 3.1(c) of this Agreement, and that, based on the stock records of the Company maintained by such firm, the issued and outstanding capital stock is as set forth on Section 3.1(c) of this Agreement. Each of the Company Common Stock and the Company Preferred Stock is validly issued, fully paid and non-assessable and was issued in compliance with the registration, qualification and notification provisions of applicable state and federal securities laws. The Company's capital stock is not subject to preemptive rights created by statute, the Company Articles of Incorporation or Company By-Laws or any agreement to which the Company is a party or by which it is bound. To such counsel's knowledge and except as disclosed in Section 3.1(c) of this Agreement or in the Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements or any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company, or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

     (vi) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and have been approved by the Board of Directors and shareholders of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company or the performance of the Company's obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

          (vii) The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated thereby will not: (a) violate any provision of the Company's Articles of Incorporation or Company By-Laws, (b) violate (i) any governmental statute, rule or regulation of the State of California applicable to the Company or (ii) any order, writ, judgment, injunction, decree, determination or award which has been entered against the Company and of which we are aware, the violation of which would materially and adversely affect the Company; or (c) constitute a material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or give to others any interest or right in any of the properties or other assets of the Company pursuant to any Specified Contract.

          (viii) This Agreement has been duly approved and adopted by the affirmative vote of a number of outstanding shares of Company Common Stock and Company Preferred Stock, each voting separately as a single class that equals or exceeds the number of such shares required to approve this Agreement under the California General Corporation Law and the Company's Articles of Incorporation.

          (ix) The execution and delivery by the Company of the Agreement do not, and the consummation of the transactions contemplated thereby by the Company and the change of control that will result from the Merger will not, require the consent of any third party to any agreement, contract, license or other instrument or obligation set forth in Section 3.1(e) (i),
     (ii), and (iii) of the Disclosure Schedule and will not result in the termination or cancellation of any obligations of Cell Genesys, Inc. under its $15,000,000 Convertible Subordinated Promissory Note dated March 26, 1997 payable to the order of the Company.

     (d) Officers Certificate. Company shall have delivered to Parent a certificate of its corporate Secretary certifying:

          (i) resolutions of its stockholders and Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreement, documents and transactions contemplated hereby; and

          (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

     (e) Consents. All consents required to be delivered by or on the part of the Company pursuant to this Agreement shall have been obtained by the Company and delivered to Parent and Sub on or before the Effective Time.

     (f) Dissenters' Rights. Holders of more than 400,000 shares of the outstanding shares of the Company's Common Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

     SECTION 5.3  Conditions to Obligations of the Company.  The obligation of
                  ----------------------------------------
the Company to effect the Merger is subject to the satisfaction of the following unless waived by the Company:

     (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of the Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, with such exceptions as, either individually or in the aggregate, do not have, and would not reasonably be expected to have, a Material Adverse Effect on Parent, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

     (c)  Officer's Certificate.  Parent shall have delivered to Company:

          (a) A certificate of its corporate Secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery by Parent of all agreement, documents and transactions contemplated hereby and, on behalf of Parent as sole stockholder of Merger Sub approving the execution of this Agreement and the consummation of the Merger by Merger Sub; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

          (b) a certificate of Merger Sub's corporate Secretary certifying:

               (i) resolutions of its Board of Directors authorizing execution of this Agreement and the performance of all obligations of Merger Sub provided herein or therein; and

               (ii) the incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

     (d) Tax Opinion. The opinion, based on appropriate representations of the Company, Parent and others, of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, to the effect that except for certain actions which may be required or permitted under the terms of the Agreement, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, dated on or about the date of and referred to in the Consent Solicitation/Prospectus as first mailed to the shareholders of the Company, shall not have been withdrawn or modified in any material respect.

     (e) The Company has received from Satterlee Stephens Burke & Burke LLP, counsel for Parent and Merger Sub, an opinion in form and substance satisfactory to the Company's counsel dated the Effective Time to the effect that:

          (i) each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has corporate power and authority to consummate the transactions contemplated by this Agreement;

          (ii) this Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and, except as enforceability of the terms hereof may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally and general principles of equity, and as rights to indemnification hereunder may be subject to limitations of public policy, this Agreement is the valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms and all corporate action by Parent and Merger Sub required in order to effect the transactions contemplated hereby has been taken:

          (iii) this Agreement has been duly authorized, executed and delivered by Merger Sub and, except as enforceability may be limited by applicable bankruptcy or other laws affecting the rights of creditors generally are the valid and binding obligation of Merger Sub, enforceable in accordance with their respective terms, and all corporate action by Parent and Merger Sub required in order to effect the transaction contemplated hereby or thereby has been taken;

          (iv) the Parent Common Shares to be issued in accordance with Section
     2.1 have been duly authorized, reserved, and, upon issuance in accordance with this Agreement and the Merger Agreement, will be validly issued, fully paid and nonassessable and duly and properly listed on The Nasdaq Stock Market; and

          (v) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not violate any provision of the corporate charter or bylaws of Parent or Merger Sub or to the best knowledge of such counsel after due inquiry, conflict with, result in the breach of any provision of or termination of, or constitute a default under any of the instruments, agreements or commitments to which Parent or any of its subsidiaries is a party or by which any of their respective assets is bound, or constitute a violation of any order, judgment or decree to which Parent or any of its subsidiaries is a party or by which any of their respective assets or properties is or may be bound.


                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 6.1  Termination.  This Agreement may be terminated and the Merger
                  -----------
contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

     (a)  by mutual written consent of Parent and the Company; or

     (b) by Parent, upon any breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that, either individually or in the aggregate, would constitute grounds for Parent to elect not to consummate the Merger pursuant to Section 5.2(a) or (b), if either (i) such breach cannot be cured prior to the Closing Date, or (ii) has not been cured within 45 days after the date on which written notice of such breach is given by Parent to the Company, specifying in reasonable detail the nature of such breach;

     (c) by the Company, upon any breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement that, either individually or in the aggregate, would constitute grounds for the Company to elect not to consummate the Merger pursuant to Section 5.3(a) or (b), if either
(i) such breach cannot be cured prior to the Closing Date, or (ii) has not been cured within 45 days after the date on which written notice of such breach is given by the Company to Parent, specifying in reasonable detail the nature of such breach;

     (d) by either Parent or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or action and such failure materially contributed to such imposition;

     (e) by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder which are required to be performed at or prior to the Effective Time) the Merger shall not have been consummated on or prior to October 31, 1997.

     (f) by either Parent or the Company, if the approval of the stockholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by October 31, 1997;

     (g) by either Parent or the Company, if (A) the Board of Directors of the Company shall have approved or have recommended to the shareholders of the Company a Transaction Proposal or shall have resolved to do the foregoing; or
(B) a tender offer or exchange offer for not less than a majority of the outstanding Voting Stock (as defined herein) of the Company (a "Takeover Proposal") is commenced (other than by Parent or any of its subsidiaries or affiliates), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such Takeover Proposal or otherwise fails to recommend that such shareholders reject such Takeover Proposal within ten business days of the commencement thereof; provided, however, that in each case this Agreement may only be terminated by the Company if, and only to the extent that, the Board of Directors of the Company, after advice of independent legal counsel, determines in good faith that failure to take such action could reasonably be deemed to constitute a breach of the Board's fiduciary duties under applicable law;

     (h) by Parent in the event of a material adverse change in the business, prospects or financial condition of the Company;

     (i) by the Company in the event of a material adverse change in the business, prospects or financial condition of Parent; or

     (j) by either Parent or the Company after August 31, 1997, if the Form S-4 has not been declared effective by the SEC; provided that such right of termination shall not be available to a party if such party shall have materially breached its obligation under Section 4.14 of this Agreement.

     SECTION 6.2  Effect of Termination.  In the event of the termination of
                  ---------------------
this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 4.4(b),
Section 6.3, if applicable, and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof; provided further, however, that the recommendation of another transaction by the Company's Board of Directors in accordance with Section 4.7 shall not constitute a willful and material breach of this Agreement by the Company.

     SECTION 6.3  Breakup Fee.  (a)  The Company agrees that if this Agreement
                  -----------
shall be terminated pursuant to:

          (i) Section 6.1(f) because the Agreement, the Merger and the Required Amendments shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company (unless, prior to such termination, either Parent or the Company shall have had another valid basis for terminating this Agreement and shall have given notice of termination pursuant to any paragraph of Section 6.1, except in the case of the Company, paragraph (f) or (g)); or

          (ii)  Section 6.1(g);

     then in either such case, the Company shall pay to Parent $3,500,000.

     (b) In the event of a termination by Parent in accordance with Section 6.3(a), and the Company shall consummate a Business Combination within 18 months from the date of this Agreement, then in any such case, the Company shall pay to Parent an additional $5,000,000.

     (c) Any cash payment required to be made pursuant to subsection 6.1(a) above shall be made upon the date which is 30 days after (i) the date of the shareholders meeting in the case the Agreement is terminated pursuant to subsection 6.1(a)(i) above or (ii) the date the Board of Directors of the Company shall have approved or recommended a Transaction Proposal to the Company's shareholders or recommend that the Company's shareholders tender their shares pursuant to a Takeover Proposal or otherwise fails to recommend that the Company's shareholders reject a Takeover Proposal, in the case this Agreement is terminated pursuant to subsection 6.1(a)(ii) above. Any such payment shall be made by wire transfer of immediately available funds to an account designated by Parent and terminations of the Company's obligations in subsection 6.3(a) shall not occur until such payment shall have been made pursuant hereto.

     (d) Any cash payment required to be made pursuant to Section 6.3(b) shall be made upon the date which is 60 days after the date the Company enters into a definitive agreement with respect to such Business Combination, by wire transfer of immediately available funds to an account designated by Parent, and termination of the Company's obligations under Section 6.3(b) shall not occur until such payment shall have been made pursuant hereto. The Company covenants and agrees that it will not enter into a definitive agreement relating to a Transaction Proposal that would, if consummated, require the payment of any amounts by the Company pursuant to Section 6.3(b) unless the other party or parties thereto agree unconditionally in writing (a copy of which shall be furnished to Parent as soon as practicable after the public announcement of such proposed Transaction Proposal) to assume, undertake and perform all of the Company's payment obligations under this
Section 6.3, and to pay any legal expenses incurred by Parent in connection with the enforcement thereof.

     (e)  For purposes of this Agreement:

          (i) the term "Business Combination" shall mean (A) the acquisition by any person (other than Parent or any of its subsidiaries) of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or the formation of any group (as such term is defined for purposes of Rule 13d-5 under the Exchange Act) which beneficially owns or has the right to acquire beneficial ownership of, 50% or more of the total voting power of all then outstanding Voting Stock of the Company; (B) the consolidation or merger of the Company with or into any person (other that Parent or any of its subsidiaries) in a transaction in which the Company shall not be the surviving or continuing corporation; (C) the merger or consolidation of any person (other than Parent or any of its subsidiaries) with or into the Company in a transaction in which the Company is the surviving or continuing corporation but in which the shares of Voting Stock outstanding immediately prior to such transaction shall represent less than 50% of the total voting power of all Voting Stock of the surviving or continuing corporation outstanding immediately after such merger or consolidation; or
     (D) any sale or other transfer (including by way of dividend or distribution of assets to the Company's stockholders), in one transaction or in a series of related transactions, of all or substantial portion of the Company's consolidated assets or business to any person (other than Parent or any of its subsidiaries) or group; and

          (ii) the term "Voting Stock" means all outstanding stock and other securities of the Company entitled (without regard to the occurrence of any contingency) to vote in the election of directors of the Company.

     (f) Except as specifically provided in Section 6.2 and this Section 6.3, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

     SECTION 6.4  Amendment.  This Agreement may be amended by the parties
                  ---------
hereto by action taken by or on behalf of Parent and the respective Boards of Directors of Merger Sub and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration the Company's shareholders are to receive upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 6.5  Waiver.  At any time prior to the Effective Time, any party
                  ------
hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid and set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VII

                   REGISTRATION OF SECURITIES; LIMITATION ON
                          SALE OF PARENT COMMON SHARES

     SECTION 7.1  Registration of Shares.  Parent shall take all such action as
                  ----------------------
may be reasonably required in order to register or qualify the Initial Shares and, to the extent required, the Employee Shares under the Securities Act and applicable state securities laws so as to permit or facilitate the sale or distribution of such shares by the Company's shareholders. No shares except Initial Shares and Employee Shares shall be included in the registration or the Initial Placement.

     SECTION 7.2  Restrictions on Transfer of Parent Common Shares.  (a) Lock-Up
                  ------------------------------------------------
Period. Except as provided in subsection 7.2(b) below, for the period (the "Lock-Up Period") following the Closing Date and ending on the Second Payment Date, as the case may be, a Company shareholder shall not engage in any Sale (as defined below) of Initial Shares without the prior written consent of Parent. For the purposes of this Section 7.2 a "Sale" shall mean any sale, exchange, transfer, assignment, hypothecation, pledge, distribution, redemption or reduction in any way of shareholder's risk of ownership (by short sale, gift or otherwise), or any other disposition, directly or indirectly, of any beneficial interest in any Initial Shares; provided, however, that any shareholder organized as a partnership, limited liability company or closely held corporation may distribute Initial Shares to their partners, members or shareholders, as the case may be, so long as such partners, members or shareholders agree to be bound by the restrictions of this Section 7.2. In order to ensure compliance with the restrictions on transfer set forth in
Section 7.2(a), Parent will cause the legend set forth in subsection 7.2(c) hereof to be placed on each certificate of Initial Shares issued in connection with the Merger.

     (b) (i) On or before the Initial Placement Date, Parent will use its best efforts to cause the Employee Shares and the Initial Shares to be offered and sold in the Initial Placement. Notwithstanding the foregoing, the number of Initial Shares which may be sold in the Initial Placement shall not exceed the number determined by dividing the Preference Amount by the price at which such Initial Shares are to be sold in the Initial Placement. Parent shall give written notice (a "Placement Notice") by registered or certified mail, at least thirty (30) days prior to the date of the commencement of the Initial Placement, to the registered holders of the Parent Common Shares issued in the Merger of its intention to cause the Initial Placement to occur. If a holder of the Parent Common Shares notifies Parent within twenty (20) days after receipt of the Placement Notice of its or his desire to include Parent Common Shares in the Initial Placement, Parent shall afford such holder the opportunity to participate in the Initial Placement. In the event that fewer than all the Initial Shares and Employee Shares offered can be sold, priority shall be given to the sale of all the Employee Shares.

          (ii) Holders of Employee Shares, Company Preferred Stock and Company Common Stock, as the case may be, who participated in the Initial Placement (the "Initial Placement Participants") shall be entitled to receive on the Second Payment Date (as defined herein) as reimbursement for one-half ( 1/2) of any fee paid to the Placement Agent in connection with the Initial Placement (the "Placement Agent Fee Amount"), Additional Shares with a Fair Market Value as of the Second Payment Date equal to said Placement Agent Fee Amount. The number of shares of Parent Common Shares which an Initial Placement Participant shall be entitled to receive shall be equal to an amount determined by multiplying (1) the quotient obtained by dividing the number of Parent Common Shares sold in the Initial Placement by such Initial Placement Participant by the total number of Parent Common Shares sold in the Initial Placement, by (2) the quotient obtained by dividing the Placement Agent Fee Amount by the Fair Market Value of a Parent Common Share on the Second Payment Date.

          (iii) Parent shall pay any and all costs, fees and expenses (except as otherwise stated herein) incurred in connection with the Initial Placement and/or any registration statement required under subsection 7.2(a) above including, but not limited to, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses, the expense of any special audits required to effect the Initial Placement and/or any registration; provided, however, that such expenses shall not include (A) sale discounts, placement agents' and/or underwriters' fees and commissions, and transfer taxes, if any, relating to the sale or disposition of Parent Common Shares by the Company's shareholders and Company Employees pursuant to this Agreement; or (B) any fees or expenses of any counsel, accountants or other persons retained or engaged by the Company's shareholders and Company Employees in connection with any such sale or disposition.

          (iv) A pricing committee (the "Pricing Committee"), composed of one member chosen by Parent and one member chosen by the directors of the Company holding office immediately prior to the Effective Time shall, in consultation with the Placement Agent, determine the number of Parent Common Shares to be sold in the Initial Placement and the price at which such shares are to be sold and the Placement Agent fee. If the Pricing Committee is unable to agree on the number of shares, then the number of shares which shall be sold in the Initial Placement shall be the greatest number of shares that the Placement Agent determines can be sold in the Initial Placement provided that the selling price is at least $5.00.

          (v) Notwithstanding the provisions of subsection 7.2(b)(i) above, Parent shall have the right at any time after it has given the Placement Notice to elect to postpone a proposed Placement for a period of up to sixty (60) days but in no event later than December 31, 1997, if, in the opinion of the Placement Agent, the Initial Placement would adversely affect Parent or the market for Parent Common Shares.

          (vi) In the event a holder of Parent Common Shares elects not to participate in the Initial Placement such holder may not engage in any Sale of Parent Common Shares until the expiration of the applicable Lock-Up Period without the prior written consent of Parent.

          (vii) Notwithstanding the provisions of subsection 7.2(a) above, in the event that less than 66 2/3% of the total number of Initial Shares offered for sale in the Initial Placement are sold, then the Lock-Up Period and the restrictions on transfer with respect to those shares of Initial Shares offered for sale but not sold in the Initial Placement shall automatically terminate after the Initial Placement Date. If more than 66 2/3% of the Initial Shares offered for sale in the Initial Placement are sold then the Lock-Up Period with respect to the offered but unsold Initial Shares shall be reduced to six months from the Initial Placement Date. For purposes of this paragraph (vii) an Initial Share shall be considered to have been offered if the holder requested that it be included in the Initial Placement in accordance with subsection 7.2(b)(i).

     (c) Legend. Parent may issue stock transfer restrictions to the Parent's transfer agent with respect to the Parent Common Shares subject to the transfer restrictions set forth in Subsection 7.2(a) above. In addition, Parent may require that each certificate representing Parent Common Shares to which such transfer restrictions apply bear a legend in substantially the following form:

               "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT AND PLAN OF REORGANIZATION DATED MAY 5, 1997 (THE "MERGER AGREEMENT") A COPY OF WHICH IS AVAILABLE FROM THE SECRETARY OF THE COMPANY, AND MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT. UNLESS EARLIER TERMINATED PURSUANT TO THE TERMS OF THE MERGER AGREEMENT, THE RESTRICTIONS ON TRANSFER PURSUANT TO SUCH AGREEMENT WILL LAPSE ON DECEMBER 31, 1998."


                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.1  Non-Survival of Representations, Warranties and Agreements.
                  ----------------------------------------------------------
The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Section 6.1, except that those set forth in Sections 2.1 (with respect to payments of the Merger Consideration occurring after the Effective Time), 2.2, 2.3, Section 4.4(b), Section 4.7, Section 4.8, Section 4.9, Section 4.12,

Section 4.13, Section 4.15, Section 4.16, Section 6.3, Article VII, and this
Article VIII shall survive indefinitely (or to such earlier date as shall be specified by the terms of such provisions).

     SECTION 8.2  Notices.  All notices, requests, claims, demands and other
                  -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Merger Sub:

          Medarex, Inc.
          1545 Route 22 East
          Annandale, New Jersey  08801-0953
          Attention:  Donald L. Drakeman - President
          Phone:  609-713-6001
          Fax:    609-713-6002

     with a copy to:

          Satterlee Stephens Burke & Burke LLP
          230 Park Avenue
          New York, New York  10169
          Attention:  Dwight Kinsey, Esq.
          Phone:  212-818-9200
          Fax:    212-818-9606 or 9607

     if to the Company:

          GenPharm International, Inc.
          855 California Avenue, Suite C
          Palo Alto, California  94304
          Attention:  Jonathan MacQuitty - Chief Executive Officer
          Phone:  415-842-6441
          Fax:    415-813-0464
     with a copy to:

          Wilson Sonsini Goodrich & Rosati
          650 Page Mill Road
          Palo Alto, California  94304-1050
          Attention:  Robert Jack, Esq.
          Phone:  415-493-9300
          Fax:    415-493-6811


     SECTION 8.3  Certain Definitions.  For purpose of this Agreement, the term:
                  -------------------

     (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Common Stock or Company Preferred Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock or Company Preferred Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Palo Alto, California are required or permitted to be closed or the New York Stock Exchange is closed for trading the entire day;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "knowledge" means actual knowledge of, in the case of the Company, any Vice President or more senior officer, and in the case of Parent, any Senior Vice President or more senior officer, based upon reasonable inquiry in those circumstances which such person reasonably should recognize as having a need for such inquiry;

     (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (g) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.4  Severability.  If any term or other provision of this
                  ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     SECTION 8.5  Entire Agreement; Assignment.  This Agreement constitutes the
                  ----------------------------
entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof other than the Confidentiality Agreement, which shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any other direct subsidiary or subsidiaries of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 8.6  Parties in Interest.  This Agreement shall be binding upon and
                  -------------------
inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     SECTION 8.7  Governing Law.  This Agreement shall be governed by, and
                  -------------
construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 8.8  Consent to Jurisdiction.  Each of the parties hereto by
                  -----------------------
execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts of the State of California for the purpose of any action, suit or proceeding arising out of or based upon this

Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of California, agrees that service of process by registered or certified mail, return receipt requested, is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that service of process made in accordance with this Section 8.8 does not constitute good and sufficient service of process. The provisions of this
Section 8.8 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of California.

     SECTION 8.9  Headings.  The descriptive headings contained in this
                  --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.10  Counterparts.  This Agreement may be executed in one or more
                   ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date written above.

                              MEDAREX, INC.


                              By:_____________________________________

                                    Name:   Donald L. Drakeman
                                    Title:  President

                              MEDAREX ACQUISITION CORP.


                              By:_____________________________________

                                    Name:   Michael A. Appelbaum
                                    Title:  Vice President

                              GENPHARM INTERNATIONAL, INC.


                              By:_____________________________________

                                    Name:   Jonathan MacQuitty
                                    Title:  Chief Executive Officer

                                                                  EXHIBIT 4.6
                                                                  TO AGREEMENT
                       Form of Company Affiliate Letter           AND PLAN OF
                                                                  REORGANIZATION


Gentlemen:

          The undersigned, a holder of shares of common stock, without par value, and/or preferred stock, without par value ("Company Stock"), of GenPharm International, Inc., a California corporation (the "Company"), may be entitled to receive in connection with the merger (the "Merger") of the Company with Medarex Acquisition Corp., a California corporation, securities (the "Parent Securities") of Medarex, Inc., a Delaware corporation. The undersigned acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Act"), although nothing contained herein should be construed as an admission of such fact.

          If in fact the undersigned were an affiliate under the Act, the undersigned's ability to sell, assign or transfer any Parent Securities received by the undersigned in exchange for any shares of Company Stock pursuant to the Merger may be restricted unless such transaction is registered under the Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Act.

          The undersigned hereby represents to and covenants with the Company that the undersigned will not sell, assign or transfer any of the Parent Securities that the undersigned receives in exchange for shares of Company Stock pursuant to the Merger except (i) pursuant to an effective registration statement under the Act, (ii) in conformity with the volume and other limitations of Rule 145 or (ii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a "no-action" or interpretive letter from the Staff of the Securities and Exchange Commission (the "SEC"), is not required to be registered under the Act; provided however, that if the undersigned is an investment partnership, no opinion of counsel shall be required for the transfer by the undersigned of Parent Securities to its partners on a pro rata basis consistent with their distribution rights under the partnership agreement and without any further consideration being paid by such partners in consideration with such distribution, subject to the requirement that each distributee agrees in writing prior to its receipt of the Parent Securities to be bound by the terms of this letter (unless sales may be made by such distributee at such time without any restrictions under Rule 145, in which case no such agreement to be bound by this letter shall be required).

          In the event of a sale or other disposition by the undersigned of Parent Securities pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any Parent Securities disposed of by the undersigned, but that upon receipt of such evidence of compliance the transfer agent shall effectuate the transfer of Parent Securities sold as indicated in the letter.

          The undersigned acknowledges and agrees that appropriate legends will be placed on certificates representing Parent Securities received by the undersigned in the Merger or held by a transferee thereof, which legends will be removed by delivery of substitute certificates upon receipt of an opinion in form and substance reasonably satisfactory to Parent from independent counsel reasonably satisfactory to Parent to the effect that such legends are no longer required for purposes of the Act; provided, however, that Parent will remove the legends at such time as the undersigned or its transferee may sell the Parent Securities under Rule 145.

          The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Securities and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

                                                   Very truly yours,

                                                                         ANNEX I
                                                                  TO EXHIBIT 4.6

[Name]                                                                    [Date]

          On ________________ the undersigned sold the securities ("Securities") of Medarex, Inc., a Delaware corporation (the "Company"), described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the reorganization of Medarex Acquisition Corp., a California corporation, with and into GenPharm International, Inc., a California corporation.

          Based upon the most recent report or statement filed by the Company with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act").

          The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                                                            Very truly yours,



              [Space to be provided for description of securities]